Exhibit 99.1

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PART I

ITEM 1. BUSINESS

GENERAL

Embracing Our Future

Microsoft is a technology company committed to making digital technology and artificial intelligence (“AI”) available broadly and doing so responsibly, with a mission to empower every person and every organization on the planet to achieve more. We create platforms and tools, powered by AI, that deliver innovative solutions that meet the evolving needs of our customers. From infrastructure and data, to business applications and collaboration, we provide unique, differentiated value to customers. We strive to create local opportunity, growth, and impact in every country around the world.

We have entered a new age of AI that will fundamentally transform productivity for every individual, organization, and industry on earth, while helping us address some of our most pressing challenges. Microsoft's AI offerings, including Copilot and our Copilot stack, are already orchestrating a new era of AI transformation, driving better business outcomes across every role and industry. As a company, we believe we can be the democratizing force for this new generation of technology and the opportunity it will help unlock for every country, community, and individual.

We believe AI should be as empowering across communities as it is powerful, and we’re committed to ensuring it is responsibly designed and built with safety and security from the outset.

What We Offer

Founded in 1975, we develop and support software, services, devices, and solutions that deliver new value for customers and help people and businesses realize their full potential.

We offer an array of services, including cloud-based solutions that provide customers with software, services, platforms, and content, and we provide solution support and consulting services. We also deliver relevant online advertising to a global audience.

Our products include operating systems, cross-device productivity and collaboration applications, server applications, business solution applications, desktop and server management tools, software development tools, and video games. We also design and sell devices, including PCs, tablets, gaming and entertainment consoles, other intelligent devices, and related accessories.

The Ambitions That Drive Us

To achieve our vision, our research and development efforts focus on three interconnected ambitions:

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Reinvent productivity and business processes.
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Build the intelligent cloud and intelligent edge platform.
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Create more personal computing.

Reinvent Productivity and Business Processes

At Microsoft, we provide technology and resources to help our customers create a secure, productive work environment. Our family of products plays a key role in the ways the world works, learns, and connects.

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Our growth depends on securely delivering continuous innovation and advancing our leading productivity and collaboration tools and services, including Microsoft 365, LinkedIn, and Dynamics 365. Microsoft 365 Commercial is an AI first platform that brings together Office, Windows, Microsoft 365 Copilot, and Enterprise Mobility + Security to help organizations empower their employees. Microsoft 365 Copilot combines AI with business data in the Microsoft Graph and Microsoft 365 applications. Microsoft Teams is a comprehensive platform for communication and collaboration, with meetings, calling, chat, file collaboration, and the ability to bring all of the applications teams use into a single place. Microsoft Viva is an employee experience platform that brings together communications, knowledge, learning, resources, and insights. Microsoft 365 Consumer is designed to increase personal productivity and creativity through a range of products and services.

Together, the Microsoft Cloud, Dynamics 365, Microsoft Teams, and our AI offerings bring a new era of collaborative applications for every role and business function to get insights and business impact faster. Dynamics 365 is a portfolio of intelligent business applications that delivers operational efficiency and breakthrough customer experiences. Our role-based extensions of Microsoft Copilot – Copilot for Sales, Copilot for Service, and Copilot for Finance – bring together the power of Copilot for Microsoft 365 with role-specific insights and workflow assistance to streamline business processes. Copilot Studio allows customers to customize Copilot for Microsoft 365 or build their own Copilot. Microsoft Power Platform helps domain experts drive productivity gains with low-code/no-code tools, robotic process automation, virtual agents, and business intelligence. LinkedIn combines our unique data with this new generation of AI to transform the way professionals learn, sell, market, and get hired.

As the rate and pace of cyberthreats continue to accelerate, security is a top priority for every organization. Microsoft offers customers integrated products addressing security, compliance, identity, management, and privacy across customers’ multi-cloud, application, and device assets.

Build the Intelligent Cloud and Intelligent Edge Platform

Digital transformation and adoption of AI continues to revolutionize more business workstreams for organizations in every sector across the globe. For enterprises, digital technology empowers employees, optimizes operations, engages customers, and in some cases, changes the very core of products and services. We continue to invest in high performance and sustainable computing to meet the growing demand for fast access to Microsoft services provided by our network of cloud computing and AI infrastructure and datacenters.

Our cloud business benefits from three economies of scale: datacenters that deploy computational resources at significantly lower cost per unit than smaller ones; datacenters that coordinate and aggregate diverse customer, geographic, and application demand patterns, improving the utilization of computing, storage, and network resources; and multi-tenancy locations that lower application maintenance labor costs.

The Microsoft Cloud provides the best integration across the technology stack while offering openness, improving time to value, reducing costs, and increasing agility. As the foundation of the Microsoft Cloud, Azure uniquely offers hybrid consistency, developer productivity, data and AI capabilities, and trusted security and compliance.

We offer supercomputing power for AI at scale to run large workloads, complemented by our rapidly expanding portfolio of AI cloud services and hardware, which includes custom-built silicon and strong partnerships with chip manufacturers. We have introduced purpose-built cloud infrastructure for AI workloads including a custom AI accelerator, Azure Maia, and a custom in-house central processing unit, Azure Cobalt.

Our AI platform, Azure AI, is helping organizations transform, bringing intelligence and insights to the hands of their employees and customers to solve their most pressing challenges. We offer a wide selection of industry-leading frontier and open models, including from partners, as well as state-of-the-art tooling, and AI-optimized infrastructure, delivering the Copilot stack for Microsoft, enterprises, and developers. Organizations large and small are deploying Azure AI solutions to achieve more at scale, more easily, with the proper enterprise-level responsible AI and safety and security protections. Azure AI Studio provides a full lifecycle toolchain customers can use to ground these models on their own data, create prompt workflows, and help ensure they are deployed and used safely.

GitHub Copilot is at the forefront of AI-powered software development, giving developers a tool to write code easier and faster. From GitHub to Visual Studio, we provide a developer tool chain for everyone, no matter the technical experience, across all platforms.

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We have a long-term partnership with OpenAI, a leading AI research and deployment company. We deploy OpenAI’s models across our consumer and enterprise products. As OpenAI’s exclusive cloud provider, Azure powers all of OpenAI's workloads. We have also increased our investments in the development and deployment of specialized supercomputing systems to accelerate OpenAI’s research.

Our hybrid infrastructure offers integrated, end-to-end security, compliance, identity, and management capabilities to support the real-world needs and evolving regulatory requirements of commercial customers and enterprises. Our industry clouds bring together capabilities across the entire Microsoft Cloud, along with industry-specific customizations. Azure Arc simplifies governance and management by delivering a consistent multi-cloud and on-premises management platform.

The Microsoft Intelligent Data Platform fully integrates databases, analytics, and governance. Microsoft Fabric is an end-to-end, unified analytics platform that brings together all the data and analytics tools that organizations need.

Nuance is a leader in conversational AI and ambient intelligence across industries. Microsoft and Nuance enable organizations to accelerate their business goals with security-focused, cloud-based solutions infused with AI.

Windows 365 enables users to stream a full Windows experience from the Microsoft Cloud to any device.

Create More Personal Computing

We strive to make computing more personal, enabling users to interact with technology in more intuitive, engaging, and dynamic ways.

Windows 11 offers innovations focused on performance, productivity, and creativity, including Copilot in Windows. Windows 11 security and privacy features include operating system security, application security, and user and identity security. Dev Home is an open-source experience in Windows to help developer productivity. We are committed to designing and marketing first-party devices to help drive innovation, create new device categories, and stimulate demand in the Windows ecosystem. The Surface family includes Surface Pro, Surface Laptop, and other Surface products. Copilot+ PCs are a new class of Windows 11 PCs that are powered by a neural processing unit. These PCs use on-device AI for enhanced performance and features.

Copilot is an AI assistant that helps users navigate the web, answer questions, and create content. Microsoft Edge is our fast and secure browser that helps protect users’ data and offers enhanced browsing capabilities including quick access to AI-powered tools, apps, and more. The AI-powered Bing search engine with Copilot delivers better search, more complete answers, and the ability to generate content. Copilot Pro is a consumer subscription service that offers faster and more powerful AI assistance in Microsoft 365 Consumer apps and on the web.

Microsoft is expanding how billions of people globally access and play video games on PC, console, mobile, and cloud. We put game development front and center, backed by innovative hardware, experiences, and a subscription service, Xbox Game Pass, that allows those games to reach more players across more devices. Activision Blizzard, Inc. (“Activision Blizzard”), a leader in game development and an interactive entertainment content publisher, joined Microsoft in October 2023.

Our Future Opportunity

We are focused on helping customers use the breadth and depth of the Microsoft Cloud to get the most value out of their digital spend while leading the AI platform wave across our solution areas. We continue to develop complete, intelligent solutions for our customers that empower people to be productive and collaborate, while safeguarding businesses and simplifying IT management. Our goal is to lead the industry in several distinct areas of technology over the long term, which we expect will translate to sustained growth. We are investing significant resources in:

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Transforming the workplace to deliver new modern, modular business applications, drive deeper insights, and improve how people communicate, collaborate, learn, work, and interact with one another.
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Building and running cloud-based services in ways that utilize ubiquitous computing to unleash new experiences and opportunities for businesses and individuals.
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Applying AI and ambient intelligence to drive insights, revolutionize many types of work and business processes, and provide substantive productivity gains using natural methods of communication.

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Tackling security from all angles with our integrated, end-to-end solutions spanning security, compliance, identity, and management, across all clouds and platforms.
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Inventing new gaming experiences that bring people together around their shared love for games on any devices and pushing the boundaries of innovation with console and PC gaming.
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Using Windows to fuel our cloud business, grow our share of the PC market, and drive increased engagement with our services like Microsoft Edge, Bing, Microsoft Teams, Microsoft 365 Consumer, Xbox Game Pass, and more.

Our future growth depends on our ability to transcend current product category definitions, business models, and sales motions.

Corporate Social Responsibility

Commitment to Sustainability

Microsoft’s approach to addressing climate change starts with the sustainability of our own business. In 2020, we committed to being a carbon negative, water positive, and zero waste company by 2030.

Since announcing that commitment, we have seen major changes both in the technology sector and in our understanding of what it will take to meet our climate goals. New technologies, including generative AI, hold promise for new innovations that can help address the climate crisis. At the same time, the infrastructure and electricity needed for these technologies create new challenges for meeting sustainability commitments across the tech sector.

In May 2024, we released our Environmental Sustainability Report which looked back at our progress in several areas during fiscal year 2023. In four areas we are on track, and in each of these we see progress that has the potential to have global impact beyond our own sustainability work. These are:

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Reducing our direct operational emissions (Scope 1 and 2).
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Accelerating carbon removal.
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Designing for circularity to minimize waste and reusing cloud hardware.
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Improving biodiversity and protecting more land than we use.

At the same time, there are two areas where we’re not yet on track, and in each of these we are intensively engaged in work to identify and pursue additional breakthroughs. These are:

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Reducing our indirect emissions (Scope 3).
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Reducing our water use and replenishing more water than we consume in our datacenter operations.

Even amid the challenges, we remain optimistic. We’re encouraged by ongoing progress across our campuses and datacenters, and throughout our value chain.

Addressing Racial Injustice and Inequity

In June 2020, we outlined a series of multi-year commitments designed to address the racial injustice and inequity experienced by racial and ethnic minorities in the United States, including Black and African American communities. We remain committed to addressing racial injustice and inequity and helping improve lived experiences at Microsoft, in employees’ communities, and beyond.

In fiscal year 2024, we continued to collaborate with partners and worked within neighborhoods and communities to advance projects and programs. We grew our Nonprofit Tech Acceleration for Black and African American Communities program, to help more than 3,000 local organizations in nearly 1,900 Black and African American communities use technical solutions to modernize and streamline operations. We also expanded our Technology Education and Learning Support (“TEALS”) program to reach nearly 550 high schools across 21 racial equity expansion regions with the support of nearly 1,500 volunteers, 12% of whom identify as Black or African American.

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We have committed $150 million in Minority Depository Institutions and funds supporting Black and African American-owned small businesses. These commitments drive sustained impact by directly enabling an increase of funds into local communities, improving diverse, small-business access to capital, and increasing skill development. We continue to partner with diverse-owned banking partners and asset managers to catalyze growth and industry participation. Additionally, we enriched our supplier pipeline, achieving our goal to spend $500 million with double the number of Black- and African American-owned suppliers. We have also provided 162 low- or no-interest loans to our small to medium-sized partners through our Partner Capital Fund.

We also continue to make progress toward our overall commitment to double the number of Black and African American and Hispanic and Latinx leaders in the U.S. by 2025.

Investing in Digital Skills

Microsoft’s Skills for Jobs initiative aims to support a more skills-based labor market, with greater flexibility and accessible learning paths to develop the right skills needed for the most in-demand jobs. This initiative brings together classes, Career Essentials Certificates, and other resources from LinkedIn, GitHub, and Microsoft Learn, and is built on data insights drawn from LinkedIn’s Economic Graph. Our goal was to train and certify 10 million learners by 2025. As of May 2024, we have surpassed that goal, training and certifying 12.6 million learners. We also launched a campaign in the United States in 2021 to help skill and recruit 250,000 people into the nation’s cybersecurity workforce by 2025, representing half of the country’s workforce shortage. To that end, we are making curriculum available free of charge to all of the nation’s higher education institutions, providing training for new and existing faculty, and providing scholarships and supplemental resources to 25,000 students. The cyber skills initiative has expanded to 27 additional countries that show elevated cyberthreat risks coupled with significant gaps in their cybersecurity workforces, where we’ve partnered with nonprofits and other educational institutions to train the next generation of cybersecurity workers.

Generative AI is creating unparalleled opportunities to empower workers globally, but only if everyone has the skills to use it. In June 2023, we launched an AI Skills initiative to help everyone learn how to harness the power of AI. This includes a new LinkedIn learning pathway offering new coursework on learning the foundations of generative AI. We also launched a new global grant challenge to uncover new ways of training workers on generative AI and provide greater access to digital learning events and resources. Additionally, we extended our reach in rural communities, including through our TechSpark initiative in the United States. As of June 2024, we’ve helped more than 2.5 million people in 92% of the world’s countries learn how to use AI.

HUMAN CAPITAL RESOURCES

Microsoft aims to recruit, develop, and retain world-changing talent from a diversity of backgrounds. To foster their and our success, we seek to create an environment where people can thrive and do their best work. We strive to maximize the potential of our human capital resources by creating a respectful, rewarding, and inclusive work environment that enables our global employees to create products and services that further our mission. Microsoft’s culture is grounded in growth mindset. This means everyone is on a continuous journey to learn and grow, operating as one company instead of multiple siloed businesses. Our culture also embeds the security of customers and Microsoft as a priority for every employee and across all of our organizations.

As of June 30, 2024, we employed approximately 228,000 people on a full-time basis, 126,000 in the U.S. and 102,000 internationally. Of the total employed people, 86,000 were in operations, including product support and consulting services, datacenter operations, and manufacturing and distribution; 81,000 were in product research and development; 45,000 were in sales and marketing; and 16,000 were in general and administration. Certain employees are subject to collective bargaining agreements.

We design our programs to attract, reward, and retain top talent, enable our employees’ continual growth, and reinforce our culture and values. Our total compensation opportunity is highly differentiated and market competitive. Our intended result is a global performance and development approach that fosters our culture, drives company performance, and competitive compensation that ensures equitable pay by role while supporting pay for performance.

Diversity and inclusion are core to our business. As reported in our Global Diversity and Inclusion Reports, we monitor pay equity and career progress across multiple dimensions. We encourage every person at Microsoft to play an active role in creating an inclusive environment.

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We have invested significantly in employee wellbeing and offer a differentiated benefits package which includes many physical, emotional, and financial wellness programs. Our Occupational Health and Safety program helps to protect employees’ safety while they are working. We also have introduced Hybrid Workplace Flexibility guidance to better support leaders, managers, and employees in hybrid work scenarios.

We believe providing employees with access to continual learning enables them to drive impact for the company. We provide individuals and teams with access to first and third-party content resources across professions, disciplines, and roles, and offer skilling opportunities to support employees’ growth while driving organizations’ needs.

Our employee listening systems enable us to gather feedback directly from our workforce to inform our programs and employee needs globally, giving us real-time insights into ways we can support our employees. As a company, we will continue to leverage data and research to inform decision making, balancing the needs of the business, team, and individual.

OPERATING SEGMENTS

We operate our business and report our financial performance using three segments: Productivity and Business Processes, Intelligent Cloud, and More Personal Computing. Our segments provide management with a comprehensive financial view of our key businesses. The segments enable the alignment of strategies and objectives across the development, sales, marketing, and services organizations, and they provide a framework for timely and rational allocation of resources within businesses.

In August 2024, we announced changes to the composition of our segments. These changes align our segments with how we currently manage our business, most notably bringing the commercial components of Microsoft 365 together in the Productivity and Business Processes segment. Beginning in fiscal year 2025, the information that our chief operating decision maker is regularly provided and reviews for purposes of allocating resources and assessing performance reflects these segment changes. The segment information in this Form 8-K has been recast to conform to the way we internally manage and monitor our business during fiscal year 2025.

Additional information on our operating segments and geographic and product information is contained in Note 19 – Segment Information and Geographic Data of the Notes to Financial Statements.

Our reportable segments are described below.

Productivity and Business Processes

Our Productivity and Business Processes segment consists of products and services in our portfolio of productivity, communication, and information services, spanning a variety of devices and platforms. This segment primarily comprises:

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Microsoft 365 Commercial products and cloud services, including Microsoft 365 Commercial cloud, comprising Microsoft 365 Commercial, Enterprise Mobility + Security, the cloud portion of Windows Commercial, the per-user portion of Power BI, Exchange, SharePoint, Microsoft Teams, Microsoft 365 Security and Compliance, Microsoft Viva, and Microsoft 365 Copilot; and Microsoft 365 Commercial products, comprising Windows Commercial on-premises and Office licensed on-premises.
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Microsoft 365 Consumer products and cloud services, including Microsoft 365 Consumer subscriptions, Office licensed on-premises, and other consumer services.
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LinkedIn, including Talent Solutions, Marketing Solutions, Premium Subscriptions, and Sales Solutions.
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Dynamics products and cloud services, including Dynamics 365, comprising a set of intelligent, cloud-based applications across ERP, CRM, Power Apps, and Power Automate; and on-premises ERP and CRM applications.

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Microsoft 365 Commercial

Microsoft 365 Commercial is an AI first platform that brings together Office, Windows, Microsoft 365 Copilot, and Enterprise Mobility + Security to help organizations empower their employees. Growth depends on our ability to reach new users in new markets such as frontline workers, small and medium businesses, and growth markets, as well as add value to our core product and service offerings to span AI and productivity categories such as communication, collaboration, analytics, security, and compliance. Microsoft 365 Commercial revenue is mainly affected by a combination of continued installed base growth and average revenue per user expansion, as well as the continued shift from Office licensed on-premises to Microsoft 365.

Microsoft 365 Consumer

Microsoft 365 Consumer is designed to increase personal productivity and creativity through a range of products and services. Growth depends on our ability to reach new users, add value to our core product set with new features including AI tools, and continue to expand our product and service offerings into new markets. Microsoft 365 Consumer cloud revenue and Office Consumer products revenue is mainly affected by the percentage of customers that buy Office with their new devices and the continued shift from Office licensed on-premises to Microsoft 365 Consumer subscriptions. Microsoft 365 Consumer cloud revenue is also affected by the demand for communication and storage through Skype, Outlook.com, and OneDrive, which is largely driven by subscriptions, advertising, and the sale of minutes.

LinkedIn

LinkedIn connects the world’s professionals to make them more productive and successful and transforms the way companies hire, market, sell, and learn. Our vision is to create economic opportunity for every member of the global workforce through the ongoing development of the world’s first Economic Graph, a digital representation of the global economy. In addition to LinkedIn’s free services, LinkedIn offers monetized solutions designed to offer AI-enabled insights and productivity: Talent Solutions, Marketing Solutions, Premium Subscriptions, and Sales Solutions. Talent Solutions provide insights for workforce planning and tools to hire, nurture, and develop talent. Talent Solutions also includes Learning Solutions, which help businesses close critical skills gaps in times where companies are having to do more with existing talent. Marketing Solutions help companies reach, engage, and convert their audiences at scale. Premium Subscriptions enable professionals to manage their professional identity, grow their network, find jobs, access knowledge, and connect with talent through additional services like premium search. Sales Solutions help companies strengthen customer relationships, empower teams with digital selling tools, and acquire new opportunities. Growth will depend on our ability to increase the number of LinkedIn members and our ability to continue offering insight and AI-enabled services that provide value for our members and increase their engagement. LinkedIn revenue is mainly affected by demand from enterprises and professionals for subscriptions to Talent Solutions, Sales Solutions, and Premium Subscriptions offerings, as well as member engagement and the quality of the sponsored content delivered to those members to drive Marketing Solutions.

Dynamics

Dynamics provides cloud-based and on-premises business solutions for financial management, enterprise resource planning (“ERP”), customer relationship management (“CRM”), and supply chain management, as well as other low code application development platforms and AI offerings, for small and medium businesses, large organizations, and divisions of global enterprises. Dynamics revenue is driven by the number of users licensed and applications consumed, expansion of average revenue per user, and the continued shift to Dynamics 365, a unified set of cloud-based intelligent business applications, including our low code development platforms, such as Power Apps and Power Automate.

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Competition

Competitors to Office include software and global application vendors, such as Apple, Cisco Systems, Google, Meta, Proofpoint, Slack, Symantec, Zoom, and numerous web-based and mobile application competitors as well as local application developers. Apple distributes versions of its pre-installed application software, such as email and calendar products, through its PCs, tablets, and phones. Cisco Systems is using its position in enterprise communications equipment to grow its unified communications business. Google provides a hosted messaging and productivity suite. Meta offers communication tools to enable productivity and engagement within organizations. Proofpoint and Symantec provide security solutions across email security, information protection, and governance. Slack provides teamwork and collaboration software. Zoom offers videoconferencing and cloud phone solutions. Web-based offerings competing with individual applications have also positioned themselves as alternatives to our products and services. We compete by providing powerful, flexible, secure, integrated industry-specific, and easy-to-use productivity and collaboration tools and services that create comprehensive solutions and work well with technologies our customers already have both on-premises or in the cloud.

Windows faces competition from various software products and from alternative platforms and devices, mainly from Apple and Google, and Microsoft Defender for Endpoint competes with CrowdStrike on endpoint security solutions.

Our Enterprise Mobility + Security offerings also compete with products from a range of competitors including identity vendors, security solution vendors, and numerous other security point solution vendors.

LinkedIn faces competition from online professional networks, recruiting companies, talent management companies, and larger companies that are focusing on talent management and human resource services; job boards; traditional recruiting firms; and companies that provide learning and development products and services. Marketing Solutions competes with online and offline outlets that generate revenue from advertisers and marketers, and Sales Solutions competes with online and offline outlets for companies with lead generation and customer intelligence and insights.

Dynamics competes with cloud-based and on-premises business solution providers such as Oracle, Salesforce, SAP, Service Now, UI Path, and WorkDay.

Intelligent Cloud

Our Intelligent Cloud segment consists of our public, private, and hybrid server products and cloud services that can power modern business and developers. This segment primarily comprises:

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Server products and cloud services, including Azure and other cloud services, comprising cloud and AI consumption-based services, GitHub cloud services, Nuance Healthcare cloud services, virtual desktop offerings, and other cloud services; and Server products, comprising SQL Server, Windows Server, Visual Studio, System Center, related Client Access Licenses (“CALs”), and other on-premises offerings.
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Enterprise and partner services, including Enterprise Support Services, Industry Solutions, Nuance professional services, Microsoft Partner Network, and Learning Experience.

Server Products and Cloud Services

Azure is a comprehensive set of cloud services that offer developers, IT professionals, and enterprises freedom to build, deploy, and manage applications on any platform or device. Customers can use Azure through our global network of datacenters for computing, networking, storage, mobile and web application services, AI, Internet of Things (“IoT”), cognitive services, and machine learning. Azure enables customers to devote more resources to development and use of applications that benefit their organizations, rather than managing on-premises hardware and software. Azure revenue is mainly affected by infrastructure-as-a-service and platform-as-a-service consumption-based services.

Azure AI offerings provide a competitive advantage as companies seek ways to optimize and scale their business with machine learning. With Azure’s purpose-built, AI-optimized infrastructure, customers can use a variety of large language models and developer tools to create the next generation of AI apps and services.

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Our server products are designed to make IT professionals, developers, and their systems more productive and efficient. Server software is integrated server infrastructure and middleware designed to support software applications built on the Windows Server operating system. This includes the server platform, database, business intelligence, storage, management and operations, virtualization, service-oriented architecture platform, security, and identity software. We also license standalone and software development lifecycle tools for software architects, developers, testers, and project managers. Server products revenue is mainly affected by purchases through volume licensing programs, licenses sold to original equipment manufacturers (“OEM”), and retail packaged products. CALs provide access rights to certain server products, including SQL Server and Windows Server, and revenue is reported along with the associated server product.

GitHub and Nuance Healthcare include both cloud and on-premises offerings. GitHub provides a collaboration platform and code hosting service for developers. Nuance Healthcare provides AI solutions to the healthcare industry.

Enterprise and Partner Services

Enterprise and partner services, including Enterprise Support Services, Industry Solutions, Nuance professional services, Microsoft Partner Network, and Learning Experience, assist customers in developing, deploying, and managing Microsoft server solutions, Microsoft desktop solutions, and Nuance conversational AI and ambient intelligent solutions, along with providing training and certification to developers and IT professionals on various Microsoft products.

Competition

Azure faces diverse competition from companies such as Amazon, Broadcom, Google, IBM, Oracle, and open source offerings. Azure’s competitive advantage includes enabling a hybrid cloud, allowing deployment of existing datacenters with our public cloud into a single, cohesive infrastructure, and the ability to run at a scale that meets the needs of businesses of all sizes and complexities. Our AI offerings compete with AI products from hyperscalers such as Amazon and Google, as well as products from other emerging competitors, including Anthropic, OpenAI, Meta, and other open source offerings, many of which are also current or potential partners. Our Azure Security offerings include our cloud security solution and security information and event management solution, which compete with companies such as Palo Alto Networks and Cisco. We believe our cloud’s global scale, coupled with our broad portfolio of identity and security solutions, allows us to effectively solve complex cybersecurity challenges for our customers and differentiates us from the competition.

Our server products face competition from a wide variety of server operating systems and applications offered by companies with a range of market approaches. Vertically integrated computer manufacturers such as Hewlett-Packard, IBM, and Oracle offer their own versions of the Unix operating system preinstalled on server hardware and nearly all computer manufacturers offer server hardware for the Linux operating system.

We compete to provide enterprise-wide computing and point solutions with numerous commercial software vendors that offer solutions and middleware technology platforms, software applications for connectivity, security, hosting, database, and e-business servers. IBM and Oracle lead a group of companies that compete with our enterprise-wide computing solutions. Commercial competitors for our server applications for PC-based distributed client-server environments include Broadcom, IBM, and Oracle. Our web application platform software competes with open source software such as Apache, Linux, MySQL, and PHP. In middleware, we compete against Java vendors.

Our database, business intelligence, and data warehousing solutions offerings compete with products from Databricks, IBM, Oracle, SAP, Snowflake, and other companies. Our system management solutions compete with server management and server virtualization platform providers, such as BMC, Broadcom, Hewlett-Packard, and IBM. Our products for software developers compete against offerings from Adobe, IBM, Oracle, and other companies, and also against open source projects, including Eclipse (sponsored by IBM, Oracle, and SAP), PHP, and Ruby on Rails.

We believe our server products provide customers with advantages in performance, total costs of ownership, and productivity by delivering superior applications, development tools, compatibility with a broad base of hardware and software applications, security, and manageability.

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Our Enterprise and partner services business competes with a wide range of companies that provide strategy and business planning, application development, and infrastructure services, including multinational consulting firms and small niche businesses focused on specific technologies.

More Personal Computing

Our More Personal Computing segment consists of products and services that put customers at the center of the experience with our technology. This segment primarily comprises:

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Windows and Devices, including Windows, comprising Windows OEM licensing (Windows Pro and non-Pro licenses sold through the OEM channel), Windows Internet of Things, and patent licensing; and Devices, comprising Surface, HoloLens, and PC accessories.
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Gaming, including Xbox hardware and Xbox content and services, comprising first- and third-party content (including games and in-game content), Xbox Game Pass and other subscriptions, Xbox Cloud Gaming, advertising, third-party disc royalties, and other cloud services.
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Search and news advertising, comprising Bing (including Copilot), Microsoft News, Microsoft Edge, and third-party affiliates.

Windows and Devices

The Windows operating system is designed to deliver a more personal computing experience for users by enabling consistency of experience, applications, and information across their devices. Windows OEM revenue is impacted significantly by the number of Windows operating system licenses purchased by OEMs, which they pre-install on the devices they sell. In addition to computing device market volume, Windows OEM revenue is impacted by:

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The mix of computing devices based on form factor and screen size.
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Differences in device market demand between developed markets and growth markets.
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Growth of the AI PC category.
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Attachment of Windows to devices shipped.
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Customer mix between consumer, small and medium businesses, and large enterprises.
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Changes in inventory levels in the OEM channel.
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Pricing changes and promotions, pricing variation that occurs when the mix of devices manufactured shifts from local and regional system builders to large multinational OEMs, and different pricing of Windows versions licensed.
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Constraints in the supply chain of device components.
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Piracy.

Windows IoT extends the power of Windows and the cloud to intelligent systems by delivering specialized operating systems, tools, and services for use in embedded devices.

Patent licensing includes our programs to license patents we own for use across a broad array of technology areas, including mobile devices and cloud offerings.

We design and sell devices, such as Surface (including Copilot+ PCs), HoloLens, and PC accessories. Our devices are designed to enable people and organizations to connect to the people and content that matter most using Windows and integrated Microsoft products and services. Surface is designed to help organizations, students, and consumers be more productive. Growth in Devices is dependent on total PC shipments, the ability to attract new customers, our product roadmap, and expanding into new categories.

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Gaming

Our gaming platform is designed to provide a variety of entertainment through a unique combination of content, community, and cloud services. Our game content is developed through a collection of first-party studios creating iconic and differentiated gaming experiences. We continue to invest in new gaming studios and content to expand our intellectual property roadmap and leverage new content creators. These unique gaming experiences are the cornerstone of Xbox Game Pass, a subscription service and gaming community with access to a curated library of over 400 first- and third-party console and PC titles.

The gamer remains at the heart of the Xbox ecosystem. We are identifying new opportunities to attract gamers across a variety of different end points through our first- and third-party content and business diversification across subscriptions, ads, and digital stores. We’ve seen new devices from third-party manufacturers along with key PC and mobile end points that help us empower gamers to play in a way that is most convenient to them. We are focused on growing the platform and expanding to new ecosystems to engage as many gamers as possible.

Xbox enables people to connect and share online gaming experiences that are accessible on Xbox consoles, Windows-enabled devices, and other devices. Xbox is designed to benefit users by providing access to a network of certified applications and services and to benefit our developer and partner ecosystems by providing access to a large customer base. Xbox revenue is mainly affected by subscriptions and sales of first- and third-party content, as well as advertising. Growth of our Gaming business is determined by the overall active user base through Xbox enabled content, availability of games, providing exclusive game content that gamers seek, the computational power and reliability of the devices used to access our content and services, and the ability to create new experiences.

Search and News Advertising

Our Search and news advertising business is designed to deliver relevant search, native, and display advertising to a global audience. Our Microsoft Edge browser and Bing search engine with Copilot are key tools to enable user acquisition and engagement, while our technology platform enables accelerated delivery of digital advertising solutions. In addition to first-party tools, we have several partnerships with companies, such as Yahoo, through which we provide and monetize search offerings. Growth depends on our ability to attract new users, understand intent, and match intent with relevant content on advertising offerings.

Competition

Windows faces competition from various software products and from alternative platforms and devices, mainly from Apple and Google. We believe Windows competes effectively by giving customers choice, value, flexibility, security, an easy-to-use interface, and compatibility with a broad range of hardware and software applications, including those that enable productivity.

Devices face competition from various computer, tablet, and hardware manufacturers who offer a unique combination of high-quality industrial design and innovative technologies across various price points. These manufacturers, many of which are also current or potential partners and customers, include Apple and our Windows OEMs.

Xbox and our cloud gaming services face competition from various online gaming ecosystems and game streaming services, including those operated by Amazon, Apple, Meta, and Tencent. We also compete with other providers of entertainment services such as video streaming platforms. Our gaming platform competes with console platforms from Nintendo and Sony, both of which have a large, established base of customers. We believe our gaming platform is effectively positioned against, and uniquely differentiated from, competitive products and services based on significant innovation in hardware architecture, user interface, developer tools, online gaming and entertainment services, and continued strong content from our own first-party game franchises as well as other digital content offerings.

Our Search and news advertising business competes with Google, OpenAI, and a wide array of websites, social platforms like Meta, and portals that provide content and online offerings to end users.

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ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand the results of operations and financial condition of Microsoft Corporation. MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying Notes to Financial Statements.

OVERVIEW

Microsoft is a technology company committed to making digital technology and artificial intelligence (“AI”) available broadly and doing so responsibly, with a mission to empower every person and every organization on the planet to achieve more. We create platforms and tools, powered by AI, that deliver innovative solutions that meet the evolving needs of our customers.

We generate revenue by offering a wide range of cloud-based solutions, content, and other services to people and businesses; licensing and supporting an array of software products; delivering relevant online advertising to a global audience; and designing and selling devices. Our most significant expenses are related to compensating employees; supporting and investing in our cloud-based services, including datacenter operations; designing, manufacturing, marketing, and selling our other products and services; and income taxes.

Highlights from fiscal year 2024 compared with fiscal year 2023 included:

•
Microsoft Cloud revenue increased 23% to $137.7 billion.
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Microsoft 365 Commercial products and cloud services revenue increased 15% driven by Microsoft 365 Commercial cloud revenue growth of 18%.
•
Microsoft 365 Consumer products and cloud services revenue increased 4% driven by Microsoft 365 Consumer cloud revenue growth of 8%. Microsoft 365 Consumer subscribers grew to 82.4 million.
•
LinkedIn revenue increased 9%.
•
Dynamics products and cloud services revenue increased 18% driven by Dynamics 365 revenue growth of 23%.
•
Server products and cloud services revenue increased 23% driven by Azure and other cloud services revenue growth of 33%.
•
Windows OEM and Devices revenue was relatively unchanged.
•
Xbox content and services revenue increased 50% driven by 44 points of net impact from the Activision Blizzard Inc. (“Activision Blizzard”) acquisition. The net impact reflects the change of Activision Blizzard content from third-party to first-party.
•
Search and news advertising revenue excluding traffic acquisition costs increased 9%.

On October 13, 2023, we completed our acquisition of Activision Blizzard for a total purchase price of $75.4 billion, consisting primarily of cash. The financial results of Activision Blizzard have been included in our consolidated financial statements since the date of the acquisition. Activision Blizzard is reported as part of our More Personal Computing segment. Refer to Note 8 – Business Combinations of the Notes to Financial Statements for further discussion.

Industry Trends

Our industry is dynamic and highly competitive, with frequent changes in both technologies and business models. Each industry shift is an opportunity to conceive new products, new technologies, or new ideas that can further transform the industry and our business. At Microsoft, we push the boundaries of what is possible through a broad range of research and development activities that seek to identify and address the changing demands of customers and users, industry trends, and competitive forces.

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Economic Conditions, Challenges, and Risks

The markets for software, devices, and cloud-based services are dynamic and highly competitive. Our competitors are developing new software and devices, while also deploying competing cloud-based services for consumers and businesses. The devices and form factors customers prefer evolve rapidly, influencing how users access services in the cloud and, in some cases, the user’s choice of which suite of cloud-based services to use. Aggregate demand for our software, services, and devices is also correlated to global macroeconomic and geopolitical factors, which remain dynamic. We must continue to evolve and adapt over an extended time in pace with this changing environment.

The investments we are making in cloud and AI infrastructure and devices will continue to increase our operating costs and may decrease our operating margins. We continue to identify and evaluate opportunities to expand our datacenter locations and increase our server capacity to meet the evolving needs of our customers, particularly given the growing demand for AI services. Our datacenters depend on the availability of permitted and buildable land, predictable energy, networking supplies, and servers, including graphics processing units (“GPUs”) and other components. Our devices are primarily manufactured by third-party contract manufacturers. For the majority of our products, we have the ability to use other manufacturers if a current vendor becomes unavailable or unable to meet our requirements. However, some of our products contain certain components for which there are very few qualified suppliers. Extended disruptions at these suppliers could impact our ability to manufacture devices on time to meet consumer demand.

Our success is highly dependent on our ability to attract and retain qualified employees. We hire a mix of university and industry talent worldwide. We compete for talented individuals globally by offering an exceptional working environment, broad customer reach, scale in resources, the ability to grow one’s career across many different products and businesses, and competitive compensation and benefits.

Our international operations provide a significant portion of our total revenue and expenses. Many of these revenue and expenses are denominated in currencies other than the U.S. dollar. As a result, changes in foreign exchange rates may significantly affect revenue and expenses. Fluctuations in the U.S. dollar relative to certain foreign currencies did not have a material impact on reported revenue and expenses from our international operations in fiscal year 2024, and reduced reported revenue and expenses from our international operations in fiscal year 2023.

Refer to Risk Factors (Part I, Item 1A of our fiscal year 2024 Form 10-K) for a discussion of these factors and other risks.

Seasonality

Our revenue fluctuates quarterly and is generally higher in the fourth quarter of our fiscal year. Fourth quarter revenue is driven by a higher volume of multi-year contracts executed during the period.

Change in Accounting Estimate

In July 2022, we completed an assessment of the useful lives of our server and network equipment. Due to investments in software that increased efficiencies in how we operate our server and network equipment, as well as advances in technology, we determined we should increase the estimated useful lives of both server and network equipment from four years to six years. This change in accounting estimate was effective beginning fiscal year 2023.

Reportable Segments

We report our financial performance based on the following segments: Productivity and Business Processes, Intelligent Cloud, and More Personal Computing. The segment amounts included in MD&A are presented on a basis consistent with our internal management reporting.

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In August 2024, we announced changes to the composition of our segments. These changes align our segments with how we currently manage our business, most notably bringing the commercial components of Microsoft 365 together in the Productivity and Business Processes segment. Beginning in fiscal year 2025, the information that our chief operating decision maker is regularly provided and reviews for purposes of allocating resources and assessing performance reflects these segment changes. The segment information in this Form 8-K has been recast to conform to the way we internally manage and monitor our business during fiscal year 2025.

Additional information on our reportable segments is contained in Note 19 – Segment Information and Geographic Data of the Notes to Financial Statements.

Metrics

We use metrics in assessing the performance of our business and to make informed decisions regarding the allocation of resources. We disclose metrics to enable investors to evaluate progress against our ambitions, provide transparency into performance trends, and reflect the continued evolution of our products and services. Our commercial and other business metrics are fundamentally connected based on how customers use our products and services. The metrics are disclosed in the MD&A or the Notes to Financial Statements. Financial metrics are calculated based on financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and growth comparisons relate to the corresponding period of last fiscal year.

In the first quarter of fiscal year 2024, we made updates to the presentation and method of calculation for certain metrics, revising our Microsoft Cloud revenue metric to include revenue growth and expanding our Microsoft 365 Consumer subscribers metric to include Microsoft 365 Basic subscribers, aligning with how we manage our business.

In the first quarter of fiscal year 2025, we made updates to our metrics in connection with the segment changes described above. These changes align our metrics with how we manage and monitor certain businesses. The key change was bringing the commercial components of Microsoft 365 together and creating a new Microsoft 365 Commercial cloud revenue growth metric. Other changes include combining Windows OEM and Devices into a single revenue growth metric that brings revenue from PC market-driven businesses together, as well as elevating our cloud revenue growth metrics to align to our strategic focus on cloud growth.

Commercial

Our commercial business primarily consists of Server products and cloud services, Microsoft 365 Commercial products and cloud services, the commercial portion of LinkedIn, Enterprise and partner services, and Dynamics products and cloud services. Our commercial metrics allow management and investors to assess the overall health of our commercial business and include leading indicators of future performance.

Commercial remaining performance obligation	Commercial portion of revenue allocated to remaining performance obligations, which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods

Microsoft Cloud revenue and revenue growth	Revenue from Microsoft 365 Commercial cloud, Azure and other cloud services, the commercial portion of LinkedIn, and Dynamics 365

Microsoft Cloud gross margin percentage	Gross margin percentage for our Microsoft Cloud business

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Productivity and Business Processes and Intelligent Cloud

Metrics related to our Productivity and Business Processes and Intelligent Cloud segments assess the health of our core businesses within these segments. The metrics primarily reflect growth across our cloud services.

Microsoft 365 Commercial cloud revenue growth

Revenue from Microsoft 365 Commercial subscriptions, comprising Microsoft 365 Commercial, Enterprise Mobility + Security, the cloud portion of Windows Commercial, the per-user portion of Power BI, Exchange, SharePoint, Microsoft Teams, Microsoft 365 Security and Compliance, Microsoft Viva, and Microsoft 365 Copilot

Microsoft 365 Commercial seat growth	The number of Microsoft 365 Commercial seats at end of period where seats are paid users covered by a Microsoft 365 Commercial subscription

Microsoft 365 Consumer cloud revenue growth	Revenue from Microsoft 365 Consumer subscriptions and other consumer services

Microsoft 365 Consumer subscribers	The number of Microsoft 365 Consumer subscribers at end of period

LinkedIn revenue growth	Revenue from LinkedIn, including Talent Solutions, Marketing Solutions, Premium Subscriptions, and Sales Solutions

Dynamics 365 revenue growth	Revenue from Dynamics 365, including a set of intelligent, cloud-based applications across ERP, CRM, Power Apps, and Power Automate

Azure and other cloud services revenue growth

Revenue from Azure and other cloud services, including cloud and AI consumption-based services, GitHub cloud services, Nuance Healthcare cloud services, virtual desktop offerings, and other cloud services

More Personal Computing

Metrics related to our More Personal Computing segment assess the performance of our key consumer businesses.

Windows OEM and Devices revenue growth	Revenue from sales of Windows Pro and non-Pro licenses sold through the OEM channel and sales of first-party Devices, including Surface, HoloLens, and PC accessories

Xbox content and services revenue growth

Revenue from Xbox content and services, comprising first- and third-party content (including games and in-game content), Xbox Game Pass and other subscriptions, Xbox Cloud Gaming, advertising, third-party disc royalties, and other cloud services

Search and news advertising revenue (ex TAC) growth	Revenue from search and news advertising excluding traffic acquisition costs (“TAC”) paid to Bing Ads network publishers and news partners

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SUMMARY RESULTS OF OPERATIONS

(In millions, except percentages and per share amounts)	2024	2023	2022	Percentage Change 2024 Versus 2023	Percentage Change 2023 Versus 2022

Revenue	$245,122	$211,915	$198,270	16%	7%
Gross margin	171,008	146,052	135,620	17%	8%
Operating income	109,433	88,523	83,383	24%	6%
Net income	88,136	72,361	72,738	22%	(1)%
Diluted earnings per share	11.80	9.68	9.65	22%	0%

Adjusted gross margin (non-GAAP)	171,008	146,204	135,620	17%	8%
Adjusted operating income (non-GAAP)	109,433	89,694	83,383	22%	8%
Adjusted net income (non-GAAP)	88,136	73,307	69,447	20%	6%
Adjusted diluted earnings per share (non-GAAP)	11.80	9.81	9.21	20%	7%

Adjusted gross margin, operating income, net income, and diluted earnings per share (“EPS”) are non-GAAP financial measures. Fiscal year 2023 non-GAAP financial measures exclude the impact of a $1.2 billion charge in the second quarter of fiscal year 2023 (“Q2 charge”), which included employee severance expenses, impairment charges resulting from changes to our hardware portfolio, and costs related to lease consolidation activities. Fiscal year 2022 non-GAAP financial measures exclude the net income tax benefit related to transfer of intangible properties in the first quarter of fiscal year 2022. Refer to the Non-GAAP Financial Measures section below for a reconciliation of our financial results reported in accordance with GAAP to non-GAAP financial results.

Fiscal Year 2024 Compared with Fiscal Year 2023

Revenue increased $33.2 billion or 16% driven by growth across each of our segments. Intelligent Cloud revenue increased driven by Azure. Productivity and Business Processes revenue increased driven by Microsoft 365 Commercial cloud. More Personal Computing revenue increased driven by Gaming.

Cost of revenue increased $8.3 billion or 13% driven by growth in Microsoft Cloud and Gaming, offset in part by a decline in Windows and Devices.

Gross margin increased $25.0 billion or 17% driven by growth across each of our segments.

•
Gross margin percentage increased slightly. Excluding the impact of the change in accounting estimate for the useful lives of our server and network equipment, gross margin percentage increased 2 points driven by improvement in More Personal Computing.
•
Microsoft Cloud gross margin percentage decreased slightly to 72%. Excluding the impact of the change in accounting estimate, Microsoft Cloud gross margin percentage increased slightly driven by improvements in Azure and Microsoft 365 Commercial cloud, inclusive of scaling our AI infrastructure, offset in part by sales mix shift to Azure.

Operating expenses increased $4.0 billion or 7% driven by Gaming, with 7 points of growth from the Activision Blizzard acquisition, and investments in cloud engineering, offset in part by the prior year Q2 charge.

Operating income increased $20.9 billion or 24% driven by growth across each of our segments.

Fiscal year 2023 gross margin, operating income, net income, and diluted EPS were negatively impacted by the Q2 charge, which resulted in decreases of $152 million, $1.2 billion, $946 million, and $0.13, respectively.

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Fiscal Year 2023 Compared with Fiscal Year 2022

Revenue increased $13.6 billion or 7% driven by growth in Intelligent Cloud and Productivity and Business Processes, offset in part by a decline in More Personal Computing. Intelligent Cloud revenue increased driven by Azure and other cloud services. Productivity and Business Processes revenue increased driven by Microsoft 365 Commercial cloud and LinkedIn. More Personal Computing revenue decreased driven by Windows and Devices.

Cost of revenue increased $3.2 billion or 5% driven by growth in Microsoft Cloud, offset in part by the change in accounting estimate.

Gross margin increased $10.4 billion or 8% driven by growth in Productivity and Business Processes and Intelligent Cloud and the change in accounting estimate, offset in part by a decline in More Personal Computing.

•
Gross margin percentage increased slightly. Excluding the impact of the change in accounting estimate, gross margin percentage decreased 1 point driven by declines in Intelligent Cloud and More Personal Computing, offset in part by sales mix shift between our segments.
•
Microsoft Cloud gross margin percentage increased 2 points to 72%. Excluding the impact of the change in accounting estimate, Microsoft Cloud gross margin percentage decreased slightly driven by a decline in Azure and other cloud services and sales mix shift to Azure and other cloud services, offset in part by improvement in Microsoft 365 Commercial cloud.

Operating expenses increased $5.3 billion or 10% driven by employee severance expenses, 2 points of growth from the Nuance and Xandr acquisitions, investments in cloud engineering, and LinkedIn.

Operating income increased $5.1 billion or 6% driven by growth in Productivity and Business Processes and Intelligent Cloud and the change in accounting estimate, offset in part by a decline in More Personal Computing.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 4%, 4%, and 6%, respectively. Cost of revenue and operating expenses both included a favorable foreign currency impact of 2%.

Fiscal year 2023 gross margin, operating income, net income, and diluted EPS were negatively impacted by the Q2 charge, which resulted in decreases of $152 million, $1.2 billion, $946 million, and $0.13, respectively. Fiscal year 2022 net income and diluted EPS were positively impacted by the net tax benefit related to the transfer of intangible properties, which resulted in an increase to net income and diluted EPS of $3.3 billion and $0.44, respectively.

SEGMENT RESULTS OF OPERATIONS

(In millions, except percentages)	2024	2023	2022	Percentage Change 2024 Versus 2023	Percentage Change 2023 Versus 2022

Revenue

Productivity and Business Processes	$106,820	$94,151	$84,635	13%	11%
Intelligent Cloud	87,464	72,944	63,029	20%	16%
More Personal Computing	50,838	44,820	50,606	13%	(11)%

Total	$245,122	$211,915	$198,270	16%	7%

Operating Income

Productivity and Business Processes	$59,661	$50,074	$43,163	19%	16%
Intelligent Cloud	37,813	28,411	25,810	33%	10%
More Personal Computing	11,959	10,038	14,410	19%	(30)%

Total	$109,433	$88,523	$83,383	24%	6%

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Reportable Segments

Fiscal Year 2024 Compared with Fiscal Year 2023

Productivity and Business Processes

Revenue increased $12.7 billion or 13%.

•
Microsoft 365 Commercial products and cloud services revenue increased $10.0 billion or 15%. Microsoft 365 Commercial cloud revenue grew 18% with seat growth of 7%, driven by small and medium business and frontline worker offerings, as well as growth in revenue per user. Microsoft 365 Commercial products revenue was relatively unchanged.
•
Microsoft 365 Consumer products and cloud services revenue increased $231 million or 4%. Microsoft 365 Consumer cloud revenue grew 8% with Microsoft 365 Consumer subscriber growth of 10% to 82.4 million.
•
LinkedIn revenue increased $1.4 billion or 9% driven by growth across all lines of business – Talent Solutions, Premium Subscriptions, Marketing Solutions, and Sales Solutions.
•
Dynamics products and cloud services revenue increased $1.0 billion or 18% driven by Dynamics 365. Dynamics 365 revenue grew 23% driven by growth across all workloads.

Operating income increased $9.6 billion or 19%.

•
Gross margin increased $10.3 billion or 13% driven by growth in Microsoft 365 Commercial cloud. Gross margin percentage was relatively unchanged. Excluding the impact of the change in accounting estimate, gross margin percentage increased slightly driven by improvement in Microsoft 365 Commercial cloud.
•
Operating expenses increased $673 million or 3% primarily driven by investments in cloud engineering.

Intelligent Cloud

Revenue increased $14.5 billion or 20%.

•
Server products and cloud services revenue increased $14.8 billion or 23% driven by Azure and other cloud services. Azure and other cloud services revenue grew 33% driven by demand for our portfolio of services. Server products revenue increased 3% driven by continued demand for our hybrid solutions, including Windows Server and SQL Server running in multi-cloud environments.
•
Enterprise and partner services revenue decreased $306 million or 4% driven by declines in Enterprise Support Services and Industry Solutions.

Operating income increased $9.4 billion or 33%.

•
Gross margin increased $9.0 billion or 18% driven by growth in Azure. Gross margin percentage decreased slightly. Excluding the impact of the change in accounting estimate, gross margin percentage increased slightly driven by improvement in Azure, inclusive of scaling our AI infrastructure, offset in part by sales mix shift to Azure.
•
Operating expenses decreased $384 million or 2% driven by the prior year Q2 charge, offset in part by investments in Azure.

More Personal Computing

Revenue increased $6.0 billion or 13%.

•
Windows and Devices revenue decreased slightly. Windows OEM and Devices revenue was relatively unchanged as a decline in Devices was offset by growth in Windows OEM.
•
Gaming revenue increased $6.0 billion or 39% driven by growth in Xbox content and services. Xbox content and services revenue increased 50% driven by 44 points of net impact from the Activision Blizzard acquisition. Xbox hardware revenue decreased 13% driven by lower volume of consoles sold.
•
Search and news advertising revenue increased $181 million or 1%. Search and news advertising revenue excluding traffic acquisition costs increased 9% driven by higher search volume.

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Operating income increased $1.9 billion or 19%.

•
Gross margin increased $5.7 billion or 28% driven by growth in Gaming, with 14 points of net impact from the Activision Blizzard acquisition, as well as growth in Windows and Devices. Gross margin percentage increased driven by sales mix shift to higher margin businesses and improvement in Devices.
•
Operating expenses increased $3.8 billion or 37% driven by Gaming, with 42 points of growth from the Activision Blizzard acquisition.

Fiscal Year 2023 Compared with Fiscal Year 2022

Productivity and Business Processes

Revenue increased $9.5 billion or 11%.

•
Microsoft 365 Commercial products and cloud services revenue increased $7.0 billion or 12%. Microsoft 365 Commercial cloud revenue grew 16% with seat growth of 11%, driven by small and medium business and frontline worker offerings, as well as growth in revenue per user. Microsoft 365 Commercial products revenue declined 7% driven by continued customer shift to cloud offerings.
•
Microsoft 365 Consumer products and cloud services revenue increased $140 million or 2%. Microsoft 365 Consumer cloud revenue grew 9% with Microsoft 365 Consumer subscriber growth of 19% to 74.9 million.
•
LinkedIn revenue increased $1.4 billion or 10% driven by Talent Solutions.
•
Dynamics products and cloud services revenue increased $996 million or 21% driven by Dynamics 365 growth of 27%.

Operating income increased $6.9 billion or 16%.

•
Gross margin increased $9.0 billion or 13% driven by growth in Microsoft 365 Commercial cloud and LinkedIn, as well as the change in accounting estimate. Gross margin percentage increased. Excluding the impact of the change in accounting estimate, gross margin percentage was relatively unchanged.
•
Operating expenses increased $2.0 billion or 8% driven by investment in LinkedIn and employee severance expenses.

Intelligent Cloud

Revenue increased $9.9 billion or 16%.

•
Server products and cloud services revenue increased $9.6 billion or 17% driven by Azure and other cloud services. Azure and other cloud services revenue grew 31% driven by demand for our portfolio of services. Server products revenue decreased 2%.
•
Enterprise and partner services revenue increased $295 million or 4% driven by growth in Enterprise Support Services, offset in part by a decline in Industry Solutions (formerly Microsoft Consulting Services).

Operating income increased $2.6 billion or 10%.

•
Gross margin increased $6.1 billion or 14% driven by growth in Azure and other cloud services and the change in accounting estimate. Gross margin percentage decreased slightly. Excluding the impact of the change in accounting estimate, gross margin percentage decreased 4 points driven by sales mix shift to Azure and other cloud services and a decline in Azure and other cloud services.
•
Operating expenses increased $3.5 billion or 21% driven by investments in Azure, 4 points of growth from the Nuance acquisition, and employee severance expenses.

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More Personal Computing

Revenue decreased $5.8 billion or 11%.

•
Windows and Devices revenue decreased $5.5 billion or 24%. Windows OEM and Devices revenue decreased 25% as elevated channel inventory levels continued to drive additional weakness beyond declining PC demand.
•
Gaming revenue decreased $764 million or 5% driven by declines in Xbox hardware and Xbox content and services. Xbox hardware revenue decreased 11% driven by lower volume and price of consoles sold. Xbox content and services revenue decreased 3% driven by a decline in first-party content, offset in part by growth in Xbox Game Pass.
•
Search and news advertising revenue increased $599 million or 5%. Search and news advertising revenue excluding traffic acquisition costs increased 11% driven by higher search volume and the Xandr acquisition.

Operating income decreased $4.4 billion or 30%.

•
Gross margin decreased $4.6 billion or 19% driven by a decline in Windows and Devices. Gross margin percentage decreased driven by a decline in Windows and Devices.
•
Operating expenses decreased $253 million or 2% driven by a decline in Devices, offset in part by investments in Search and news advertising, including 3 points of growth from the Xandr acquisition.

OPERATING EXPENSES

Research and Development

(In millions, except percentages)	2024	2023	2022	Percentage Change 2024 Versus 2023	Percentage Change 2023 Versus 2022

Research and development	$29,510	$27,195	$24,512	9%	11%
As a percent of revenue	12%	13%	12%	(1)ppt	1ppt

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs and the amortization of purchased software code and services content.

Fiscal Year 2024 Compared with Fiscal Year 2023

Research and development expenses increased $2.3 billion or 9% driven by Gaming, with 7 points of growth from the Activision Blizzard acquisition, and investments in cloud engineering.

Fiscal Year 2023 Compared with Fiscal Year 2022

Research and development expenses increased $2.7 billion or 11% driven by investments in cloud engineering and LinkedIn.

Sales and Marketing

(In millions, except percentages)	2024	2023	2022	Percentage Change 2024 Versus 2023	Percentage Change 2023 Versus 2022

Sales and marketing	$24,456	$22,759	$21,825	7%	4%
As a percent of revenue	10%	11%	11%	(1)ppt	0ppt

Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, trade shows, seminars, and other programs.

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Fiscal Year 2024 Compared with Fiscal Year 2023

Sales and marketing expenses increased $1.7 billion or 7% driven by Gaming, with 6 points of growth from the Activision Blizzard acquisition.

Fiscal Year 2023 Compared with Fiscal Year 2022

Sales and marketing expenses increased $934 million or 4% driven by 3 points of growth from the Nuance and Xandr acquisitions and investments in commercial sales, offset in part by a decline in Windows advertising. Sales and marketing included a favorable foreign currency impact of 2%.

General and Administrative

(In millions, except percentages)	2024	2023	2022	Percentage Change 2024 Versus 2023	Percentage Change 2023 Versus 2022

General and administrative	$7,609	$7,575	$5,900	0%	28%
As a percent of revenue	3%	4%	3%	(1)ppt	1ppt

General and administrative expenses include payroll, employee benefits, stock-based compensation expense, employee severance expense incurred as part of a corporate program, and other headcount-related expenses associated with finance, legal, facilities, certain human resources and other administrative personnel, certain taxes, and legal and other administrative fees.

Fiscal Year 2024 Compared with Fiscal Year 2023

General and administrative expenses increased slightly as growth from the Activision Blizzard acquisition was offset in part by the prior year Q2 charge.

Fiscal Year 2023 Compared with Fiscal Year 2022

General and administrative expenses increased $1.7 billion or 28% driven by employee severance expenses and a charge related to a non-public preliminary draft decision provided by the Irish Data Protection Commission. General and administrative included a favorable foreign currency impact of 2%.

OTHER INCOME (EXPENSE), NET

The components of other income (expense), net were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Interest and dividends income	$3,157	$2,994	$2,094
Interest expense	(2,935)	(1,968)	(2,063)
Net recognized gains (losses) on investments	(118)	260	461
Net losses on derivatives	(187)	(456)	(52)
Net gains (losses) on foreign currency remeasurements	(244)	181	(75)
Other, net	(1,319)	(223)	(32)

Total	$(1,646)	$788	$333

We use derivative instruments to manage risks related to foreign currencies, interest rates, equity prices, and credit; to enhance investment returns; and to facilitate portfolio diversification. Gains and losses from changes in fair values of derivatives that are not designated as hedging instruments are primarily recognized in other income (expense), net.

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Fiscal Year 2024 Compared with Fiscal Year 2023

Interest and dividends income increased due to higher yields. Interest expense increased due to the issuance of commercial paper. Net recognized losses on investments increased primarily due to higher equity impairments and lower gains on equity investments. Net losses on derivatives decreased primarily due to lower losses on equity derivatives. Other, net primarily reflects net recognized losses on equity method investments.

Fiscal Year 2023 Compared with Fiscal Year 2022

Interest and dividends income increased due to higher yields, offset in part by lower portfolio balances. Interest expense decreased due to a decrease in outstanding long-term debt due to debt maturities. Net recognized gains on investments decreased due to lower gains on equity securities and higher losses on fixed income securities. Net losses on derivatives increased due to losses related to managing strategic investments.

INCOME TAXES

Effective Tax Rate

Fiscal Year 2024 Compared with Fiscal Year 2023

Our effective tax rate for fiscal years 2024 and 2023 was 18% and 19%, respectively. The decrease in our effective tax rate was primarily due to tax benefits from tax law changes, including the impact from the issuance of Notice 2023-55 and Notice 2023-80 by the Internal Revenue Service (“IRS”) and U.S. Treasury Department. Notice 2023-55, issued in the first quarter of fiscal year 2024, delayed the effective date of final foreign tax credit regulations to fiscal year 2024 for Microsoft. Notice 2023-80, issued in the second quarter of fiscal year 2024, further delayed the effective date of final foreign tax credit regulations indefinitely.

Our effective tax rate was lower than the U.S. federal statutory rate, primarily due to earnings taxed at lower rates in foreign jurisdictions resulting from producing and distributing our products and services through our foreign regional operations center in Ireland.

The mix of income before income taxes between the U.S. and foreign countries impacted our effective tax rate as a result of the geographic distribution of, and customer demand for, our products and services. In fiscal year 2024, our U.S. income before income taxes was $62.9 billion and our foreign income before income taxes was $44.9 billion. In fiscal year 2023, our U.S. income before income taxes was $52.9 billion and our foreign income before income taxes was $36.4 billion.

The Organisation for Economic Co-operation and Development (“OECD”) published its model rules “Tax Challenges Arising From the Digitalisation of the Economy - Global Anti-Base Erosion Model Rules (Pillar Two)” which established a global minimum corporate tax rate of 15% for certain multinational enterprises. Many countries have implemented or are in the process of implementing the Pillar Two legislation, which will apply to Microsoft beginning in fiscal year 2025. While we do not currently estimate a material impact to our consolidated financial statements, we continue to monitor the impact as countries implement legislation and the OECD provides additional guidance.

Fiscal Year 2023 Compared with Fiscal Year 2022

Our effective tax rate for fiscal years 2023 and 2022 was 19% and 13%, respectively. The increase in our effective tax rate was primarily due to a $3.3 billion net income tax benefit in the first quarter of fiscal year 2022 related to the transfer of intangible properties and a decrease in tax benefits relating to stock-based compensation.

In the first quarter of fiscal year 2022, we transferred certain intangible properties from our Puerto Rico subsidiary to the U.S. The transfer of intangible properties resulted in a $3.3 billion net income tax benefit in the first quarter of fiscal year 2022, as the value of future U.S. tax deductions exceeded the current tax liability from the U.S. global intangible low-taxed income tax.

Our effective tax rate was lower than the U.S. federal statutory rate, primarily due to earnings taxed at lower rates in foreign jurisdictions resulting from producing and distributing our products and services through our foreign regional operations center in Ireland.

PART II

Item 7

The mix of income before income taxes between the U.S. and foreign countries impacted our effective tax rate as a result of the geographic distribution of, and customer demand for, our products and services. In fiscal year 2023, our U.S. income before income taxes was $52.9 billion and our foreign income before income taxes was $36.4 billion. In fiscal year 2022, our U.S. income before income taxes was $47.8 billion and our foreign income before income taxes was $35.9 billion.

Uncertain Tax Positions

We remain under audit by the IRS for tax years 2014 to 2017. With respect to the audit for tax years 2004 to 2013, on September 26, 2023, we received Notices of Proposed Adjustment (“NOPAs”) from the IRS. The primary issues in the NOPAs relate to intercompany transfer pricing. In the NOPAs, the IRS is seeking an additional tax payment of $28.9 billion plus penalties and interest. As of June 30, 2024, we believe our allowances for income tax contingencies are adequate. We disagree with the proposed adjustments and will vigorously contest the NOPAs through the IRS’s administrative appeals office and, if necessary, judicial proceedings. We do not expect a final resolution of these issues in the next 12 months. Based on the information currently available, we do not anticipate a significant increase or decrease to our income tax contingencies for these issues within the next 12 months.

We are subject to income tax in many jurisdictions outside the U.S. Our operations in certain jurisdictions remain subject to examination for tax years 1996 to 2023, some of which are currently under audit by local tax authorities. The resolution of each of these audits is not expected to be material to our consolidated financial statements.

NON-GAAP FINANCIAL MEASURES

Adjusted gross margin, operating income, net income, and diluted EPS are non-GAAP financial measures. Fiscal year 2023 non-GAAP financial measures exclude the impact of the Q2 charge, which includes employee severance expenses, impairment charges resulting from changes to our hardware portfolio, and costs related to lease consolidation activities. Fiscal year 2022 non-GAAP financial measures exclude the net income tax benefit related to transfer of intangible properties in the first quarter of fiscal year 2022. We believe these non-GAAP measures aid investors by providing additional insight into our operational performance and help clarify trends affecting our business. For comparability of reporting, management considers non-GAAP measures in conjunction with GAAP financial results in evaluating business performance. These non-GAAP financial measures presented should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

PART II

Item 7

The following table reconciles our financial results reported in accordance with GAAP to non-GAAP financial results:

(In millions, except percentages and per share amounts)	2024	2023	2022	Percentage Change 2024 Versus 2023	Percentage Change 2023 Versus 2022

Gross margin	$171,008	$146,052	$135,620	17%	8%
Severance, hardware-related impairment, and lease consolidation costs	0	152	0	*	*

Adjusted gross margin (non-GAAP)	$171,008	$146,204	$135,620	17%	8%

Operating Income	$109,433	$88,523	$83,383	24%	6%
Severance, hardware-related impairment, and lease consolidation costs	0	1,171	0	*	*

Adjusted operating income (non-GAAP)	$109,433	$89,694	$83,383	22%	8%

Net income	$88,136	$72,361	$72,738	22%	(1)%
Severance, hardware-related impairment, and lease consolidation costs	0	946	0	*	*
Net income tax benefit related to transfer of intangible properties	0	0	(3,291)	*	*

Adjusted net income (non-GAAP)	$88,136	$73,307	$69,447	20%	6%

Diluted earnings per share	$11.80	$9.68	$9.65	22%	0%
Severance, hardware-related impairment, and lease consolidation costs	0	0.13	0	*	*
Net income tax benefit related to transfer of intangible properties	0	0	(0.44)	*	*

Adjusted diluted earnings per share (non-GAAP)	$11.80	$9.81	$9.21	20%	7%

* Not meaningful.

PART II

Item 8

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INCOME STATEMENTS

(In millions, except per share amounts)

Year Ended June 30,	2024	2023	2022

Revenue:
Product	$64,773	$64,699	$72,732
Service and other	180,349	147,216	125,538

Total revenue	245,122	211,915	198,270

Cost of revenue:
Product	15,272	17,804	19,064
Service and other	58,842	48,059	43,586

Total cost of revenue	74,114	65,863	62,650

Gross margin	171,008	146,052	135,620
Research and development	29,510	27,195	24,512
Sales and marketing	24,456	22,759	21,825
General and administrative	7,609	7,575	5,900

Operating income	109,433	88,523	83,383
Other income (expense), net	(1,646)	788	333

Income before income taxes	107,787	89,311	83,716
Provision for income taxes	19,651	16,950	10,978

Net income	$88,136	$72,361	$72,738

Earnings per share:
Basic	$11.86	$9.72	$9.70
Diluted	$11.80	$9.68	$9.65
Weighted average shares outstanding:
Basic	7,431	7,446	7,496
Diluted	7,469	7,472	7,540

Refer to accompanying notes.

PART II

Item 8

COMPREHENSIVE INCOME STATEMENTS

(In millions)

Year Ended June 30,	2024	2023	2022

Net income	$88,136	$72,361	$72,738

Other comprehensive income (loss), net of tax:
Net change related to derivatives	24	(14)	6
Net change related to investments	957	(1,444)	(5,360)
Translation adjustments and other	(228)	(207)	(1,146)

Other comprehensive income (loss)	753	(1,665)	(6,500)

Comprehensive income	$88,889	$70,696	$66,238

Refer to accompanying notes.

PART II

Item 8

BALANCE SHEETS

(In millions)

June 30,	2024	2023

Assets
Current assets:
Cash and cash equivalents	$18,315	$34,704
Short-term investments	57,228	76,558

Total cash, cash equivalents, and short-term investments	75,543	111,262
Accounts receivable, net of allowance for doubtful accounts of $830 and $650	56,924	48,688
Inventories	1,246	2,500
Other current assets	26,021	21,807

Total current assets	159,734	184,257
Property and equipment, net of accumulated depreciation of $76,421 and $68,251	135,591	95,641
Operating lease right-of-use assets	18,961	14,346
Equity and other investments	14,600	9,879
Goodwill	119,220	67,886
Intangible assets, net	27,597	9,366
Other long-term assets	36,460	30,601

Total assets	$512,163	$411,976

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,996	$18,095
Short-term debt	6,693	0
Current portion of long-term debt	2,249	5,247
Accrued compensation	12,564	11,009
Short-term income taxes	5,017	4,152
Short-term unearned revenue	57,582	50,901
Other current liabilities	19,185	14,745

Total current liabilities	125,286	104,149
Long-term debt	42,688	41,990
Long-term income taxes	27,931	25,560
Long-term unearned revenue	2,602	2,912
Deferred income taxes	2,618	433
Operating lease liabilities	15,497	12,728
Other long-term liabilities	27,064	17,981

Total liabilities	243,686	205,753

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital – shares authorized 24,000; outstanding 7,434 and 7,432	100,923	93,718
Retained earnings	173,144	118,848
Accumulated other comprehensive loss	(5,590)	(6,343)

Total stockholders’ equity	268,477	206,223

Total liabilities and stockholders’ equity	$512,163	$411,976

Refer to accompanying notes.

PART II

Item 8

CASH FLOWS STATEMENTS

(In millions)

Year Ended June 30,	2024	2023	2022

Operations
Net income	$88,136	$72,361	$72,738
Adjustments to reconcile net income to net cash from operations:
Depreciation, amortization, and other	22,287	13,861	14,460
Stock-based compensation expense	10,734	9,611	7,502
Net recognized losses (gains) on investments and derivatives	305	196	(409)
Deferred income taxes	(4,738)	(6,059)	(5,702)
Changes in operating assets and liabilities:
Accounts receivable	(7,191)	(4,087)	(6,834)
Inventories	1,284	1,242	(1,123)
Other current assets	(1,648)	(1,991)	(709)
Other long-term assets	(6,817)	(2,833)	(2,805)
Accounts payable	3,545	(2,721)	2,943
Unearned revenue	5,348	5,535	5,109
Income taxes	1,687	(358)	696
Other current liabilities	4,867	2,272	2,344
Other long-term liabilities	749	553	825

Net cash from operations	118,548	87,582	89,035

Financing
Proceeds from issuance of debt, maturities of 90 days or less, net	5,250	0	0
Proceeds from issuance of debt	24,395	0	0
Repayments of debt	(29,070)	(2,750)	(9,023)
Common stock issued	2,002	1,866	1,841
Common stock repurchased	(17,254)	(22,245)	(32,696)
Common stock cash dividends paid	(21,771)	(19,800)	(18,135)
Other, net	(1,309)	(1,006)	(863)

Net cash used in financing	(37,757)	(43,935)	(58,876)

Investing
Additions to property and equipment	(44,477)	(28,107)	(23,886)
Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(69,132)	(1,670)	(22,038)
Purchases of investments	(17,732)	(37,651)	(26,456)
Maturities of investments	24,775	33,510	16,451
Sales of investments	10,894	14,354	28,443
Other, net	(1,298)	(3,116)	(2,825)

Net cash used in investing	(96,970)	(22,680)	(30,311)

Effect of foreign exchange rates on cash and cash equivalents	(210)	(194)	(141)

Net change in cash and cash equivalents	(16,389)	20,773	(293)
Cash and cash equivalents, beginning of period	34,704	13,931	14,224

Cash and cash equivalents, end of period	$18,315	$34,704	$13,931

Refer to accompanying notes.

PART II

Item 8

STOCKHOLDERS’ EQUITY STATEMENTS

(In millions, except per share amounts)

Year Ended June 30,	2024	2023	2022

Common stock and paid-in capital
Balance, beginning of period	$93,718	$86,939	$83,111
Common stock issued	2,002	1,866	1,841
Common stock repurchased	(5,712)	(4,696)	(5,688)
Stock-based compensation expense	10,734	9,611	7,502
Other, net	181	(2)	173

Balance, end of period	100,923	93,718	86,939

Retained earnings
Balance, beginning of period	118,848	84,281	57,055
Net income	88,136	72,361	72,738
Common stock cash dividends	(22,293)	(20,226)	(18,552)
Common stock repurchased	(11,547)	(17,568)	(26,960)

Balance, end of period	173,144	118,848	84,281

Accumulated other comprehensive loss
Balance, beginning of period	(6,343)	(4,678)	1,822
Other comprehensive income (loss)	753	(1,665)	(6,500)

Balance, end of period	(5,590)	(6,343)	(4,678)

Total stockholders’ equity	$268,477	$206,223	$166,542

Cash dividends declared per common share	$3.00	$2.72	$2.48

Refer to accompanying notes.

PART II

Item 8

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ACCOUNTING POLICIES

Accounting Principles

Our consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Microsoft Corporation and its subsidiaries. Intercompany transactions and balances have been eliminated.

Recast of Certain Prior Period Information

In August 2024, we announced changes to the composition of our segments. These changes align our segments with how we currently manage our business, most notably bringing the commercial components of Microsoft 365 together in the Productivity and Business Processes segment. Beginning in fiscal year 2025, the information that our chief operating decision maker is regularly provided and reviews for purposes of allocating resources and assessing performance reflects these segment changes. The segment information in this Form 8-K has been recast to conform to the way we internally manage and monitor our business during fiscal year 2025. These changes primarily impacted Note 9 – Goodwill, Note 13 – Unearned Revenue, and Note 19 – Segment Information and Geographic Data.

As disclosed in our 2024 Form 10-K, we also previously recast certain other prior period amounts to conform to the current period presentation.

The recast of prior period information had no impact on our consolidated balance sheets, consolidated income statements, or consolidated cash flows statements.

Estimates and Assumptions

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples of estimates and assumptions include: for revenue recognition, determining the nature and timing of satisfaction of performance obligations, and determining the standalone selling price (“SSP”) of performance obligations, variable consideration, and other obligations such as product returns and refunds; loss contingencies; product warranties; the fair value of and/or potential impairment of goodwill and intangible assets for our reporting units; product life cycles; useful lives of our tangible and intangible assets; allowances for doubtful accounts; the market value of, and demand for, our inventory; stock-based compensation forfeiture rates; when technological feasibility is achieved for our products; the potential outcome of uncertain tax positions that have been recognized in our consolidated financial statements or tax returns; and determining the timing and amount of impairments for investments. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties.

In July 2022, we completed an assessment of the useful lives of our server and network equipment. Due to investments in software that increased efficiencies in how we operate our server and network equipment, as well as advances in technology, we determined we should increase the estimated useful lives of both server and network equipment from four years to six years. This change in accounting estimate was effective beginning fiscal year 2023.

Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are recorded to other comprehensive income.

PART II

Item 8

Revenue

Product Revenue and Service and Other Revenue

Product revenue includes sales from operating systems, cross-device productivity and collaboration applications, server applications, business solution applications, desktop and server management tools, software development tools, video games, and hardware such as PCs, tablets, gaming and entertainment consoles, other intelligent devices, and related accessories.

Service and other revenue includes sales from cloud-based solutions that provide customers with software, services, platforms, and content such as Office 365, Azure, Dynamics 365, and gaming; solution support; and consulting services. Service and other revenue also includes sales from online advertising and LinkedIn.

Revenue Recognition

Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. We enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for returns and any taxes collected from customers, which are subsequently remitted to governmental authorities.

Nature of Products and Services

Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premises licenses is recognized upfront at the point in time when the software is made available to the customer. In cases where we allocate revenue to software updates, primarily because the updates are provided at no additional charge, revenue is recognized as the updates are provided, which is generally ratably over the estimated life of the related device or license.

Certain volume licensing programs, including Enterprise Agreements, include on-premises licenses combined with Software Assurance (“SA”). SA conveys rights to new software and upgrades released over the contract period and provides support, tools, and training to help customers deploy and use products more efficiently. On-premises licenses are considered distinct performance obligations when sold with SA. Revenue allocated to SA is generally recognized ratably over the contract period as customers simultaneously consume and receive benefits, given that SA comprises distinct performance obligations that are satisfied over time.

Cloud services, which allow customers to use hosted software over the contract period without taking possession of the software, are provided on either a subscription or consumption basis. Revenue related to cloud services provided on a subscription basis is recognized ratably over the contract period. Revenue related to cloud services provided on a consumption basis, such as the amount of storage used in a period, is recognized based on the customer utilization of such resources. When cloud services require a significant level of integration and interdependency with software and the individual components are not considered distinct, all revenue is recognized over the period in which the cloud services are provided.

Revenue from search advertising is recognized when the advertisement appears in the search results or when the action necessary to earn the revenue has been completed. Revenue from consulting services is recognized as services are provided.

Our hardware is generally highly dependent on, and interrelated with, the underlying operating system and cannot function without the operating system. In these cases, the hardware and software license are accounted for as a single performance obligation and revenue is recognized at the point in time when ownership is transferred to resellers or directly to end customers through retail stores and online marketplaces.

Refer to Note 19 – Segment Information and Geographic Data for further information, including revenue by significant product and service offering.

PART II

Item 8

Significant Judgments

Our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. When a cloud-based service includes both on-premises software licenses and cloud services, judgment is required to determine whether the software license is considered distinct and accounted for separately, or not distinct and accounted for together with the cloud service and recognized over time. Certain cloud services, primarily Office 365, depend on a significant level of integration, interdependency, and interrelation between the desktop applications and cloud services, and are accounted for together as one performance obligation. Revenue from Office 365 is recognized ratably over the period in which the cloud services are provided.

Judgment is required to determine the SSP for each distinct performance obligation. We use a single amount to estimate SSP for items that are not sold separately, including on-premises licenses sold with SA or software updates provided at no additional charge. We use a range of amounts to estimate SSP when we sell each of the products and services separately and need to determine whether there is a discount to be allocated based on the relative SSP of the various products and services.

In instances where SSP is not directly observable, such as when we do not sell the product or service separately, we determine the SSP using information that may include market conditions and other observable inputs. We typically have more than one SSP for individual products and services due to the stratification of those products and services by customers and circumstances. In these instances, we may use information such as the size of the customer and geographic region in determining the SSP.

Due to the various benefits from and the nature of our SA program, judgment is required to assess the pattern of delivery, including the exercise pattern of certain benefits across our portfolio of customers.

Our products are generally sold with a right of return, we may provide other credits or incentives, and in certain instances we estimate customer usage of our products and services, which are accounted for as variable consideration when determining the amount of revenue to recognize. Returns and credits are estimated at contract inception and updated at the end of each reporting period if additional information becomes available. Changes to our estimated variable consideration were not material for the periods presented.

Contract Balances and Other Receivables

Timing of revenue recognition may differ from the timing of invoicing to customers. We record a receivable when revenue is recognized prior to invoicing, or unearned revenue when revenue is recognized subsequent to invoicing. For multi-year agreements, we generally invoice customers annually at the beginning of each annual coverage period. We record a receivable related to revenue recognized for multi-year on-premises licenses as we have an unconditional right to invoice and receive payment in the future related to those licenses.

Unearned revenue comprises mainly unearned revenue related to volume licensing programs, which may include SA and cloud services. Unearned revenue is generally invoiced annually at the beginning of each contract period for multi-year agreements and recognized ratably over the coverage period. Unearned revenue also includes payments for consulting services to be performed in the future, LinkedIn subscriptions, Office 365 subscriptions, Xbox subscriptions, Windows post-delivery support, Dynamics business solutions, and other offerings for which we have been paid in advance and earn the revenue when we transfer control of the product or service.

Refer to Note 13 – Unearned Revenue for further information, including unearned revenue by segment and changes in unearned revenue during the period.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, not to receive financing from our customers or to provide customers with financing. Examples include invoicing at the beginning of a subscription term with revenue recognized ratably over the contract period, and multi-year on-premises licenses that are invoiced annually with revenue recognized upfront.

PART II

Item 8

As of June 30, 2024 and 2023, long-term accounts receivable, net of allowance for doubtful accounts, was $4.9 billion and $4.5 billion, respectively, and is included in other long-term assets in our consolidated balance sheets.

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence.

Activity in the allowance for doubtful accounts was as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Balance, beginning of period	$716	$710	$798
Charged to costs and other	386	258	157
Write-offs	(218)	(252)	(245)

Balance, end of period	$884	$716	$710

Allowance for doubtful accounts included in our consolidated balance sheets:

(In millions)

June 30,	2024	2023	2022

Accounts receivable, net of allowance for doubtful accounts	$830	$650	$633
Other long-term assets	54	66	77

Total	$884	$716	$710

As of June 30, 2024 and 2023, other receivables related to activities to facilitate the purchase of server components were $10.5 billion and $9.2 billion, respectively, and are included in other current assets in our consolidated balance sheets.

We record financing receivables when we offer certain customers the option to acquire our software products and services offerings through a financing program in a limited number of countries. As of June 30, 2024 and 2023, our financing receivables, net were $4.5 billion and $5.3 billion, respectively, for short-term and long-term financing receivables, which are included in other current assets and other long-term assets in our consolidated balance sheets. We record an allowance to cover expected losses based on troubled accounts, historical experience, and other currently available evidence.

Assets Recognized from Costs to Obtain a Contract with a Customer

We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year. We have determined that certain sales incentive programs meet the requirements to be capitalized. Total capitalized costs to obtain a contract were immaterial during the periods presented and are included in other current and long-term assets in our consolidated balance sheets.

We apply a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. These costs include our internal sales organization compensation program and certain partner sales incentive programs as we have determined annual compensation is commensurate with annual sales activities.

Cost of Revenue

Cost of revenue includes: manufacturing and distribution costs for products sold and programs licensed; operating costs related to product support service centers and product distribution centers; costs incurred to include software on PCs sold by original equipment manufacturers (“OEM”), to drive traffic to our websites, and to acquire online advertising space; costs incurred to support and maintain cloud-based and other online products and services, including datacenter costs and royalties; warranty costs; inventory valuation adjustments; costs associated with the delivery of consulting services; and the amortization of capitalized software development costs. Capitalized software development costs are amortized over the estimated lives of the products.

PART II

Item 8

Product Warranty

We provide for the estimated costs of fulfilling our obligations under hardware and software warranties at the time the related revenue is recognized. For hardware warranties, we estimate the costs based on historical and projected product failure rates, historical and projected repair costs, and knowledge of specific product failures (if any). The specific hardware warranty terms and conditions vary depending upon the product sold and the country in which we do business, but generally include parts and labor over a period generally ranging from 90 days to three years. For software warranties, we estimate the costs to provide bug fixes, such as security patches, over the estimated life of the software. We regularly reevaluate our estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

Research and Development

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products, is generally shortly before the products are released to production. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.

Sales and Marketing

Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, trade shows, seminars, and other programs. Advertising costs are expensed as incurred. Advertising expense was $1.7 billion, $904 million, and $1.5 billion in fiscal years 2024, 2023, and 2022, respectively.

Stock-Based Compensation

Compensation cost for stock awards, which include restricted stock units (“RSUs”) and performance stock units (“PSUs”), is measured at the fair value on the grant date and recognized as expense, net of estimated forfeitures, over the related service or performance period. The fair value of stock awards is based on the quoted price of our common stock on the grant date less the present value of expected dividends not received during the vesting period. We measure the fair value of PSUs using a Monte Carlo valuation model. Compensation cost for RSUs is recognized using the straight-line method and for PSUs is recognized using the accelerated method.

Compensation expense for the employee stock purchase plan (“ESPP”) is measured as the discount the employee is entitled to upon purchase and is recognized in the period of purchase.

Income Taxes

Income tax expense includes U.S. and international income taxes, and interest and penalties on uncertain tax positions. Certain income and expenses are not reported in tax returns and financial statements in the same year. The tax effect of such temporary differences is reported as deferred income taxes. Deferred tax assets are reported net of a valuation allowance when it is more likely than not that a tax benefit will not be realized. All deferred income taxes are classified as long-term in our consolidated balance sheets.

Financial Instruments

Investments

We consider all highly liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. The fair values of these investments approximate their carrying values. In general, investments with original maturities of greater than three months and remaining maturities of less than one year are classified as short-term investments. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations.

PART II

Item 8

Debt investments are classified as available-for-sale and realized gains and losses are recorded using the specific identification method. Changes in fair value, excluding credit losses and impairments, are recorded in other comprehensive income. Fair value is calculated based on publicly available market information or other estimates determined by management. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, credit quality of debt instrument issuers, and the extent to which the fair value is less than cost. To determine credit losses, we employ a systematic methodology that considers available quantitative and qualitative evidence. In addition, we consider specific adverse conditions related to the financial health of, and business outlook for, the investee. If we have plans to sell the security or it is more likely than not that we will be required to sell the security before recovery, then a decline in fair value below cost is recorded as an impairment charge in other income (expense), net and a new cost basis in the investment is established. If market, industry, and/or investee conditions deteriorate, we may incur future impairments.

Equity investments with readily determinable fair values are measured at fair value. Equity investments without readily determinable fair values are measured using the equity method or measured at cost with adjustments for observable changes in price or impairments (referred to as the measurement alternative). We perform a qualitative assessment on a periodic basis and recognize an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value. Changes in value are recorded in other income (expense), net.

Investments that are considered variable interest entities (“VIEs”) are evaluated to determine whether we are the primary beneficiary of the VIE, in which case we would be required to consolidate the entity. We evaluate whether we have (1) the power to direct the activities that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. We have determined we are not the primary beneficiary of any of our VIE investments. Therefore, our VIE investments are not consolidated and the majority are accounted for under the equity method of accounting.

Derivatives

Derivative instruments are recognized as either assets or liabilities and measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

For derivative instruments designated as fair value hedges, gains and losses are recognized in other income (expense), net with offsetting gains and losses on the hedged items. Gains and losses representing hedge components excluded from the assessment of effectiveness are recognized in other income (expense), net.

For derivative instruments designated as cash flow hedges, gains and losses are initially reported as a component of other comprehensive income and subsequently recognized in other income (expense), net with the corresponding hedged item. Gains and losses representing hedge components excluded from the assessment of effectiveness are recognized in other income (expense), net.

For derivative instruments that are not designated as hedges, gains and losses from changes in fair values are primarily recognized in other income (expense), net.

Fair Value Measurements

We account for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. We categorize each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•
Level 1 – inputs are based upon unadjusted quoted prices for identical instruments in active markets. Our Level 1 investments include U.S. government securities, common and preferred stock, and mutual funds. Our Level 1 derivative assets and liabilities include those actively traded on exchanges.

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•
Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies. Our Level 2 investments include commercial paper, certificates of deposit, U.S. agency securities, foreign government bonds, mortgage- and asset-backed securities, corporate notes and bonds, and municipal securities. Our Level 2 derivative assets and liabilities include certain cleared swap contracts and over-the-counter forward, option, and swap contracts.
•
Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Our Level 3 assets and liabilities include investments in corporate notes and bonds, municipal securities, and goodwill and intangible assets, when they are recorded at fair value due to an impairment charge. Unobservable inputs used in the models are significant to the fair values of the assets and liabilities.

We measure equity investments without readily determinable fair values on a nonrecurring basis. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections.

Our other current financial assets and current financial liabilities have fair values that approximate their carrying values.

Inventories

Inventories are stated at average cost, subject to the lower of cost or net realizable value. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. Net realizable value is the estimated selling price less estimated costs of completion, disposal, and transportation. We regularly review inventory quantities on hand, future purchase commitments with our suppliers, and the estimated utility of our inventory. If our review indicates a reduction in utility below carrying value, we reduce our inventory to a new cost basis through a charge to cost of revenue.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation, and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer software developed or acquired for internal use, three years; computer equipment, two to six years; buildings and improvements, five to 15 years; leasehold improvements, three to 20 years; and furniture and equipment, one to 10 years. Land is not depreciated.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

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We have lease agreements with lease and non-lease components, which are generally accounted for separately. For certain equipment leases, such as vehicles, we account for the lease and non-lease components as a single lease component. Additionally, for certain equipment leases, we apply a portfolio approach to effectively account for the operating lease ROU assets and liabilities.

Goodwill

Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (May 1) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

Intangible Assets

Our intangible assets are subject to amortization and are amortized over the estimated useful life in proportion to the economic benefits received. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired.

Related Party Transactions

In March 2024, we entered into an agreement with Inflection AI, Inc. (“Inflection”), pursuant to which we obtained a non-exclusive license to Inflection’s intellectual property. Reid Hoffman, a member of our Board of Directors, is a co-founder of and serves on the board of directors of Inflection. As of the date of the agreement with Inflection, Reprogrammed Interchange LLC (“Reprogrammed”) and entities affiliated with Greylock Ventures (“Greylock”) each held less than a 10% equity interest in Inflection. Mr. Hoffman may be deemed to beneficially own the shares held by Reprogrammed and Greylock by virtue of his relationship with such entities. Mr. Hoffman did not participate in any portions of the meetings of our Board of Directors or any committee thereof to review and approve the transaction with Inflection.

Recent Accounting Guidance

Segment Reporting – Improvements to Reportable Segment Disclosures

In November 2023, the Financial Accounting Standards Board (“FASB”) issued a new standard to improve reportable segment disclosures. The guidance expands the disclosures required for reportable segments in our annual and interim consolidated financial statements, primarily through enhanced disclosures about significant segment expenses. The standard will be effective for us beginning with our annual reporting for fiscal year 2025 and interim periods thereafter, with early adoption permitted. We are currently evaluating the impact of this standard on our segment disclosures.

Income Taxes – Improvements to Income Tax Disclosures

In December 2023, the FASB issued a new standard to improve income tax disclosures. The guidance requires disclosure of disaggregated income taxes paid, prescribes standardized categories for the components of the effective tax rate reconciliation, and modifies other income tax-related disclosures. The standard will be effective for us beginning with our annual reporting for fiscal year 2026, with early adoption permitted. We are currently evaluating the impact of this standard on our income tax disclosures.

NOTE 2 — EARNINGS PER SHARE

Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and stock awards.

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The components of basic and diluted EPS were as follows:

(In millions, except per share amounts)

Year Ended June 30,	2024	2023	2022

Net income available for common shareholders (A)	$88,136	$72,361	$72,738

Weighted average outstanding shares of common stock (B)	7,431	7,446	7,496
Dilutive effect of stock-based awards	38	26	44

Common stock and common stock equivalents (C)	7,469	7,472	7,540

Earnings Per Share

Basic (A/B)	$11.86	$9.72	$9.70
Diluted (A/C)	$11.80	$9.68	$9.65

Anti-dilutive stock-based awards excluded from the calculations of diluted EPS were immaterial during the periods presented.

NOTE 3 — OTHER INCOME (EXPENSE), NET

The components of other income (expense), net were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Interest and dividends income	$3,157	$2,994	$2,094
Interest expense	(2,935)	(1,968)	(2,063)
Net recognized gains (losses) on investments	(118)	260	461
Net losses on derivatives	(187)	(456)	(52)
Net gains (losses) on foreign currency remeasurements	(244)	181	(75)
Other, net	(1,319)	(223)	(32)

Total	$(1,646)	$788	$333

Other, net primarily reflects net recognized losses on equity method investments.

Net Recognized Gains (Losses) on Investments

Net recognized gains (losses) on debt investments were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Realized gains from sales of available-for-sale securities	$22	$36	$162
Realized losses from sales of available-for-sale securities	(98)	(124)	(138)
Impairments and allowance for credit losses	23	(10)	(81)

Total	$(53)	$(98)	$(57)

Net recognized gains (losses) on equity investments were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Net realized gains on investments sold	$18	$75	$29
Net unrealized gains on investments still held	146	303	509
Impairments of investments	(229)	(20)	(20)

Total	$(65)	$358	$518

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NOTE 4 — INVESTMENTS

Investment Components

The components of investments were as follows:

(In millions)	Fair Value Level	Adjusted Cost Basis	Unrealized Gains	Unrealized Losses	Recorded Basis	Cash and Cash Equivalents	Short-term Investments	Equity and Other Investments

June 30, 2024

Changes in Fair Value Recorded in Other Comprehensive Income

Commercial paper	Level 2	$4,666	$0	$0	$4,666	$4,666	$0	$0
Certificates of deposit	Level 2	1,547	0	0	1,547	1,503	44	0
U.S. government securities	Level 1	49,603	4	(2,948)	46,659	14	46,645	0
U.S. agency securities	Level 2	17	0	0	17	0	17	0
Foreign government bonds	Level 2	319	3	(16)	306	0	306	0
Mortgage- and asset-backed securities	Level 2	944	3	(35)	912	0	912	0
Corporate notes and bonds	Level 2	9,106	28	(318)	8,816	0	8,816	0
Corporate notes and bonds	Level 3	1,641	0	(1)	1,640	0	140	1,500
Municipal securities	Level 2	262	0	(13)	249	0	249	0
Municipal securities	Level 3	104	0	(17)	87	0	87	0

Total debt investments		$68,209	$38	$(3,348)	$64,899	$6,183	$57,216	$1,500

Changes in Fair Value Recorded in Net Income

Equity investments	Level 1				$3,547	$561	$0	$2,986
Equity investments	Other				10,114	0	0	10,114

Total equity investments					$13,661	$561	$0	$13,100

Cash					$11,571	$11,571	$0	$0
Derivatives, net (a)					12	0	12	0

Total					$90,143	$18,315	$57,228	$14,600

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(In millions)	Fair Value Level	Adjusted Cost Basis	Unrealized Gains	Unrealized Losses	Recorded Basis	Cash and Cash Equivalents	Short-term Investments	Equity and Other Investments

June 30, 2023

Changes in Fair Value Recorded in Other Comprehensive Income

Commercial paper	Level 2	$16,589	$0	$0	$16,589	$12,231	$4,358	$0
Certificates of deposit	Level 2	2,701	0	0	2,701	2,657	44	0
U.S. government securities	Level 1	65,237	2	(3,870)	61,369	2,991	58,378	0
U.S. agency securities	Level 2	2,703	0	0	2,703	894	1,809	0
Foreign government bonds	Level 2	498	1	(24)	475	0	475	0
Mortgage- and asset-backed securities	Level 2	824	1	(39)	786	0	786	0
Corporate notes and bonds	Level 2	10,809	8	(583)	10,234	0	10,234	0
Corporate notes and bonds	Level 3	120	0	0	120	0	120	0
Municipal securities	Level 2	285	1	(18)	268	7	261	0
Municipal securities	Level 3	103	0	(16)	87	0	87	0

Total debt investments		$99,869	$13	$(4,550)	$95,332	$18,780	$76,552	$0

Changes in Fair Value Recorded in Net Income

Equity investments	Level 1				$10,138	$7,446	$0	$2,692
Equity investments	Other				7,187	0	0	7,187

Total equity investments					$17,325	$7,446	$0	$9,879

Cash					$8,478	$8,478	$0	$0
Derivatives, net (a)					6	0	6	0

Total					$121,141	$34,704	$76,558	$9,879

(a)
Refer to Note 5 – Derivatives for further information on the fair value of our derivative instruments.

Equity investments presented as “Other” in the tables above include investments without readily determinable fair values measured using the equity method or measured at cost with adjustments for observable changes in price or impairments, and investments measured at fair value using net asset value as a practical expedient which are not categorized in the fair value hierarchy. As of June 30, 2024 and 2023, equity investments without readily determinable fair values measured at cost with adjustments for observable changes in price or impairments were $3.9 billion and $4.2 billion, respectively.

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Unrealized Losses on Debt Investments

Debt investments with continuous unrealized losses for less than 12 months and 12 months or greater and their related fair values were as follows:

	Less than 12 Months		12 Months or Greater			Total Unrealized Losses

(In millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Fair Value

June 30, 2024

U.S. government and agency securities	$529	$(12)	$45,821	$(2,936)	$46,350	$(2,948)
Foreign government bonds	79	(2)	180	(14)	259	(16)
Mortgage- and asset-backed securities	201	(1)	409	(34)	610	(35)
Corporate notes and bonds	1,310	(9)	5,779	(310)	7,089	(319)
Municipal securities	38	(1)	243	(29)	281	(30)

Total	$2,157	$(25)	$52,432	$(3,323)	$54,589	$(3,348)

	Less than 12 Months		12 Months or Greater			Total Unrealized Losses

(In millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Fair Value

June 30, 2023

U.S. government and agency securities	$7,950	$(336)	$45,273	$(3,534)	$53,223	$(3,870)
Foreign government bonds	77	(5)	391	(19)	468	(24)
Mortgage- and asset-backed securities	257	(5)	412	(34)	669	(39)
Corporate notes and bonds	2,326	(49)	7,336	(534)	9,662	(583)
Municipal securities	111	(3)	186	(31)	297	(34)

Total	$10,721	$(398)	$53,598	$(4,152)	$64,319	$(4,550)

Unrealized losses from fixed-income securities are primarily attributable to changes in interest rates. Management does not believe any remaining unrealized losses represent impairments based on our evaluation of available evidence.

Debt Investment Maturities

The following table outlines maturities of our debt investments as of June 30, 2024:

(In millions)	Adjusted Cost Basis	Estimated Fair Value

June 30, 2024

Due in one year or less	$19,815	$19,596
Due after one year through five years	38,954	36,779
Due after five years through 10 years	8,028	7,242
Due after 10 years	1,412	1,282

Total	$68,209	$64,899

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NOTE 5 — DERIVATIVES

We use derivative instruments to manage risks related to foreign currencies, interest rates, equity prices, and credit; to enhance investment returns; and to facilitate portfolio diversification. Our objectives for holding derivatives include reducing, eliminating, and efficiently managing the economic impact of these exposures as effectively as possible. Our derivative programs include strategies that both qualify and do not qualify for hedge accounting treatment.

Foreign Currencies

Certain forecasted transactions, assets, and liabilities are exposed to foreign currency risk. We monitor our foreign currency exposures daily to maximize the economic effectiveness of our foreign currency hedge positions.

Foreign currency risks related to certain non-U.S. dollar-denominated investments are hedged using foreign exchange forward contracts that are designated as fair value hedging instruments. Foreign currency risks related to certain Euro-denominated debt are hedged using foreign exchange forward contracts that are designated as cash flow hedging instruments.

Certain options and forwards not designated as hedging instruments are also used to manage the variability in foreign exchange rates on certain balance sheet amounts and to manage other foreign currency exposures.

Interest Rate

Interest rate risks related to certain fixed-rate debt are hedged using interest rate swaps that are designated as fair value hedging instruments to effectively convert the fixed interest rates to floating interest rates.

Securities held in our fixed-income portfolio are subject to different interest rate risks based on their maturities. We manage the average maturity of our fixed-income portfolio to achieve economic returns that correlate to certain broad-based fixed-income indices using option, futures, and swap contracts. These contracts are not designated as hedging instruments and are included in “Other contracts” in the tables below.

Equity

Securities held in our equity investments portfolio are subject to market price risk. At times, we may hold options, futures, and swap contracts. These contracts are not designated as hedging instruments.

Credit

Our fixed-income portfolio is diversified and consists primarily of investment-grade securities. We use credit default swap contracts to manage credit exposures relative to broad-based indices and to facilitate portfolio diversification. These contracts are not designated as hedging instruments and are included in “Other contracts” in the tables below.

Credit-Risk-Related Contingent Features

Certain counterparty agreements for derivative instruments contain provisions that require our issued and outstanding long-term unsecured debt to maintain an investment grade credit rating and require us to maintain minimum liquidity of $1.0 billion. To the extent we fail to meet these requirements, we will be required to post collateral, similar to the standard convention related to over-the-counter derivatives. As of June 30, 2024, our long-term unsecured debt rating was AAA, and cash investments were in excess of $1.0 billion. As a result, no collateral was required to be posted.

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The following table presents the notional amounts of our outstanding derivative instruments measured in U.S. dollar equivalents:

(In millions)	June 30, 2024	June 30, 2023

Designated as Hedging Instruments

Foreign exchange contracts purchased	$1,492	$1,492
Interest rate contracts purchased	1,100	1,078

Not Designated as Hedging Instruments

Foreign exchange contracts purchased	7,167	7,874
Foreign exchange contracts sold	31,793	25,159
Equity contracts purchased	4,016	3,867
Equity contracts sold	2,165	2,154
Other contracts purchased	2,113	1,224
Other contracts sold	811	581

Fair Values of Derivative Instruments

The following table presents our derivative instruments:

	Derivative	Derivative	Derivative	Derivative
(In millions)	Assets	Liabilities	Assets	Liabilities

	June 30, 2024		June 30, 2023

Designated as Hedging Instruments

Foreign exchange contracts	$24	$(76)	$34	$(67)
Interest rate contracts	19	0	16	0

Not Designated as Hedging Instruments

Foreign exchange contracts	213	(230)	249	(332)
Equity contracts	63	(491)	165	(400)
Other contracts	12	(3)	5	(6)

Gross amounts of derivatives	331	(800)	469	(805)
Gross amounts of derivatives offset in the balance sheets	(151)	152	(202)	206
Cash collateral received	0	(104)	0	(125)

Net amounts of derivatives	$180	$(752)	$267	$(724)

Reported as

Short-term investments	$12	$0	$6	$0
Other current assets	149	0	245	0
Other long-term assets	19	0	16	0
Other current liabilities	0	(401)	0	(341)
Other long-term liabilities	0	(351)	0	(383)

Total	$180	$(752)	$267	$(724)

Gross derivative assets and liabilities subject to legally enforceable master netting agreements for which we have elected to offset were $304 million and $800 million, respectively, as of June 30, 2024, and $442 million and $804 million, respectively, as of June 30, 2023.

The following table presents the fair value of our derivatives instruments on a gross basis:

(In millions)	Level 1	Level 2	Level 3	Total

June 30, 2024

Derivative assets	$0	$327	$4	$331
Derivative liabilities	(1)	(799)	0	(800)

June 30, 2023

Derivative assets	0	462	7	469
Derivative liabilities	0	(805)	0	(805)

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Gains (losses) on derivative instruments recognized in other income (expense), net were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Designated as Fair Value Hedging Instruments

Foreign exchange contracts
Derivatives	$0	$0	$49
Hedged items	0	0	(50)
Excluded from effectiveness assessment	0	0	4
Interest rate contracts
Derivatives	(23)	(65)	(92)
Hedged items	(25)	38	108

Designated as Cash Flow Hedging Instruments

Foreign exchange contracts
Amount reclassified from accumulated other comprehensive loss	(48)	61	(79)

Not Designated as Hedging Instruments

Foreign exchange contracts	367	(73)	383
Equity contracts	(177)	(420)	13
Other contracts	(15)	(41)	(85)

Gains (losses), net of tax, on derivative instruments recognized in our consolidated comprehensive income statements were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Designated as Cash Flow Hedging Instruments

Foreign exchange contracts
Included in effectiveness assessment	$(14)	$34	$(57)

NOTE 6 — INVENTORIES

The components of inventories were as follows:

(In millions)

June 30,	2024	2023

Raw materials	$394	$709
Work in process	7	23
Finished goods	845	1,768

Total	$1,246	$2,500

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NOTE 7 — PROPERTY AND EQUIPMENT

The components of property and equipment were as follows:

(In millions)

June 30,	2024	2023

Land	$8,163	$5,683
Buildings and improvements	93,943	68,465
Leasehold improvements	9,594	8,537
Computer equipment and software	93,780	74,961
Furniture and equipment	6,532	6,246

Total, at cost	212,012	163,892
Accumulated depreciation	(76,421)	(68,251)

Total, net	$135,591	$95,641

During fiscal years 2024, 2023, and 2022, depreciation expense was $15.2 billion, $11.0 billion, and $12.6 billion, respectively.

As of June 30, 2024, we have committed $35.4 billion for the construction of new buildings, building improvements, and leasehold improvements, primarily related to datacenters.

NOTE 8 — BUSINESS COMBINATIONS

Activision Blizzard, Inc.

On October 13, 2023, we completed our acquisition of Activision Blizzard, Inc. (“Activision Blizzard”) for a total purchase price of $75.4 billion, consisting primarily of cash. Activision Blizzard is a leader in game development and an interactive entertainment content publisher. The acquisition will accelerate the growth in our gaming business across mobile, PC, console, and cloud gaming. The financial results of Activision Blizzard have been included in our consolidated financial statements since the date of the acquisition. Activision Blizzard is reported as part of our More Personal Computing segment.

The purchase price allocation as of the date of acquisition was based on a preliminary valuation and is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The primary areas that remain preliminary relate to the fair values of goodwill and income taxes.

The major classes of assets and liabilities to which we have preliminarily allocated the purchase price were as follows:

(In millions)

Cash and cash equivalents	$12,976
Goodwill	50,969
Intangible assets	21,969
Other assets	2,501
Long-term debt	(2,799)
Long-term income taxes	(1,914)
Deferred income taxes	(4,677)
Other liabilities	(3,617)

Total purchase price	$75,408

Goodwill was assigned to our More Personal Computing segment. The goodwill was primarily attributed to increased synergies that are expected to be achieved from the integration of Activision Blizzard. Substantially all of the goodwill is expected to be non-deductible for income tax purposes.

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Following are the details of the purchase price allocated to the intangible assets acquired:

(In millions, except average life)	Amount	Weighted Average Life

Marketing-related	$11,619	24 years
Technology-based	9,689	4 years
Customer-related	661	4 years

Fair value of intangible assets acquired	$21,969	15 years

Following is the net impact of the Activision Blizzard acquisition on our consolidated income statements since the date of acquisition:

(In millions)

Year Ended June 30,	2024

Revenue	$5,729
Operating loss	(1,362)

The change of Activision Blizzard content from third-party to first-party is reflected in the net impact.

Following are the supplemental consolidated financial results of Microsoft Corporation on an unaudited pro forma basis, as if the acquisition had been consummated on July 1, 2022:

(In millions, except per share amounts)

Year Ended June 30,	2024	2023

Revenue	$247,442	$219,790
Net income	88,308	71,383
Diluted earnings per share	11.82	9.55

These pro forma results were based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had we been a combined company during the periods presented and are not necessarily indicative of our consolidated results of operations in future periods. The pro forma results include adjustments related to purchase accounting, primarily amortization of intangible assets. Acquisition costs and other nonrecurring charges were immaterial and are included in the earliest period presented.

Nuance Communications, Inc.

On March 4, 2022, we completed our acquisition of Nuance Communications, Inc. (“Nuance”) for a total purchase price of $18.8 billion, consisting primarily of cash. Nuance is a cloud and artificial intelligence (“AI”) software provider with healthcare and enterprise AI experience, and the acquisition will build on our industry-specific cloud offerings. The financial results of Nuance have been included in our consolidated financial statements since the date of the acquisition. Nuance is reported as part of our Intelligent Cloud and Productivity and Business Processes segments.

The allocation of the purchase price to goodwill was completed as of December 31, 2022. The major classes of assets and liabilities to which we have allocated the purchase price were as follows:

(In millions)

Goodwill (a)	$16,326
Intangible assets	4,365
Other assets	42
Other liabilities (b)	(1,972)

Total	$18,761

(a)
Goodwill was assigned to our Intelligent Cloud segment and was primarily attributed to increased synergies that are expected to be achieved from the integration of Nuance. None of the goodwill is expected to be deductible for income tax purposes.
(b)
Includes $986 million of convertible senior notes issued by Nuance in 2015 and 2017, substantially all of which have been redeemed.

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Following are the details of the purchase price allocated to the intangible assets acquired:

(In millions, except average life)	Amount	Weighted Average Life

Customer-related	$2,610	9 years
Technology-based	1,540	5 years
Marketing-related	215	4 years

Total	$4,365	7 years

NOTE 9 — GOODWILL

Changes in the carrying amount of goodwill were as follows:

(In millions)	June 30, 2022	Acquisitions	Other	June 30, 2023	Acquisitions		Other		June 30, 2024

Productivity and Business Processes	$31,395	$11	$(47)	$31,359	$0		$2		$31,361
Intelligent Cloud	25,389	223	64	25,676	0		(28)		25,648
More Personal Computing	10,740	0	111	10,851	51,235	(a)	125	(a)	62,211

Total	$67,524	$234	$128	$67,886	$51,235		$99		$119,220

(a)
Includes goodwill of $51.0 billion related to Activision Blizzard. See Note 8 – Business Combinations for further information.

We have recast certain prior period amounts to conform to the way we internally manage and monitor our business. Refer to Note 1 – Accounting Policies for further information.

The measurement periods for the valuation of assets acquired and liabilities assumed end as soon as information on the facts and circumstances that existed as of the acquisition dates becomes available, but do not exceed 12 months. Adjustments in purchase price allocations may require a change in the amounts allocated to goodwill during the periods in which the adjustments are determined.

Any change in the goodwill amounts resulting from foreign currency translations and purchase accounting adjustments are presented as “Other” in the table above. Also included in “Other” are business dispositions and transfers between segments due to reorganizations, as applicable.

As discussed in Note 1 – Accounting Policies, during the first quarter of fiscal year 2025 we made changes to our segments. These segment changes also resulted in changes to reporting units. We reallocated goodwill across impacted reporting units using a relative fair value approach. In addition, we completed an assessment of any potential goodwill impairment for all reporting units immediately prior to the reallocation and determined that no impairment existed.

Goodwill Impairment

We test goodwill for impairment annually on May 1 at the reporting unit level, primarily using a discounted cash flow methodology with a peer-based, risk-adjusted weighted average cost of capital. We believe use of a discounted cash flow approach is the most reliable indicator of the fair values of the businesses.

No instances of impairment were identified in our May 1, 2024, May 1, 2023, or May 1, 2022 tests. As of June 30, 2024 and 2023, accumulated goodwill impairment was $11.3 billion.

PART II

Item 8

NOTE 10 — INTANGIBLE ASSETS

The components of intangible assets, all of which are finite-lived, were as follows:

(In millions)	Gross Carrying Amount		Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

June 30,				2024			2023

Marketing-related	$16,500		$(3,101)	$13,399	$4,935	$(2,473)	$2,462
Technology-based	21,913		(10,741)	11,172	11,245	(7,589)	3,656
Customer-related	6,038		(3,051)	2,987	7,281	(4,047)	3,234
Contract-based	58		(19)	39	29	(15)	14

Total	$44,509	(a)	$(16,912)	$27,597	$23,490	$(14,124)	$9,366

(a)
Includes intangible assets of $22.0 billion related to Activision Blizzard. See Note 8 – Business Combinations for further information.

No material impairments of intangible assets were identified during fiscal years 2024, 2023, or 2022. We estimate that we have no significant residual value related to our intangible assets.

The components of intangible assets acquired during the periods presented were as follows:

(In millions)	Amount	Weighted Average Life	Amount	Weighted Average Life

Year Ended June 30,	2024		2023

Marketing-related	$11,619	24 years	$7	5 years
Technology-based	10,947	4 years	522	7 years
Customer-related	660	4 years	0	0 years
Contract-based	38	4 years	12	3 years

Total	$23,264	14 years	$541	6 years

Intangible assets amortization expense was $4.8 billion, $2.5 billion, and $2.0 billion for fiscal years 2024, 2023, and 2022, respectively.

The following table outlines the estimated future amortization expense related to intangible assets held as of June 30, 2024:

(In millions)

Year Ending June 30,

2025	$5,892
2026	4,471
2027	2,793
2028	1,909
2029	1,728
Thereafter	10,804

Total	$27,597

NOTE 11 — DEBT

Short-term Debt

As of June 30, 2024, we had $6.7 billion of commercial paper issued and outstanding, with a weighted average interest rate of 5.4% and maturities ranging from 28 days to 152 days. The estimated fair value of this commercial paper approximates its carrying value. As of June 30, 2023, we had no commercial paper issued or outstanding.

PART II

Item 8

Long-term Debt

The components of long-term debt were as follows:

(In millions, issuance by calendar year)	Maturities (calendar year)			Stated Interest Rate			Effective Interest Rate			June 30, 2024	June 30, 2023

2009 issuance of $3.8 billion			2039			5.20%			5.24%	$520	$520
2010 issuance of $4.8 billion			2040			4.50%			4.57%	486	486
2011 issuance of $2.3 billion			2041			5.30%			5.36%	718	718
2012 issuance of $2.3 billion			2042			3.50%			3.57%	454	454
2013 issuance of $5.2 billion			2043	3.75%	–	4.88%	3.83%	–	4.92%	314	1,814
2013 issuance of €4.1 billion	2028	–	2033	2.63%	–	3.13%	2.69%	–	3.22%	2,465	2,509
2015 issuance of $23.8 billion	2025	–	2055	2.70%	–	4.75%	2.77%	–	4.78%	9,805	9,805
2016 issuance of $19.8 billion	2026	–	2056	2.40%	–	3.95%	2.46%	–	4.03%	7,930	9,430
2017 issuance of $17.1 billion (a)	2026	–	2057	3.30%	–	4.50%	3.38%	–	5.49%	6,833	8,945
2020 issuance of $10.1 billion (a)	2030	–	2060	1.35%	–	2.68%	2.53%	–	5.43%	10,111	10,000
2021 issuance of $8.2 billion	2052	–	2062	2.92%	–	3.04%	2.92%	–	3.04%	8,185	8,185
2023 issuance of $0.1 billion (a)	2026	–	2050	1.35%	–	4.50%	5.16%	–	5.49%	56	0
2024 issuance of $3.3 billion (a)	2026	–	2050	1.35%	–	4.50%	5.16%	–	5.49%	3,344	0

Total face value										51,221	52,866
Unamortized discount and issuance costs										(1,227)	(438)
Hedge fair value adjustments (b)										(81)	(106)
Premium on debt exchange										(4,976)	(5,085)

Total debt										44,937	47,237
Current portion of long-term debt										(2,249)	(5,247)

Long-term debt										$42,688	$41,990

(a)
Includes $3.6 billion of debt at face value related to the Activision Blizzard acquisition, the majority of which was exchanged for Microsoft registered securities in June 2024. See Note 8 – Business Combinations for further information.
(b)
Refer to Note 5 – Derivatives for further information on the interest rate swaps related to fixed-rate debt.

As of June 30, 2024 and 2023, the estimated fair value of long-term debt, including the current portion, was $42.3 billion and $46.2 billion, respectively. The estimated fair values are based on Level 2 inputs.

Debt in the table above is comprised of senior unsecured obligations and ranks equally with our other outstanding obligations. Interest is paid semi-annually, except for the Euro-denominated debt, which is paid annually. Cash paid for interest on our debt for fiscal years 2024, 2023, and 2022 was $1.7 billion, $1.7 billion, and $1.9 billion, respectively.

The following table outlines maturities of our long-term debt, including the current portion, as of June 30, 2024:

(In millions)

Year Ending June 30,

2025	$2,250
2026	3,000
2027	9,250
2028	0
2029	1,876
Thereafter	34,845

Total	$51,221

PART II

Item 8

NOTE 12 — INCOME TAXES

Provision for Income Taxes

The components of the provision for income taxes were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Current Taxes

U.S. federal	$12,165	$14,009	$8,329
U.S. state and local	2,366	2,322	1,679
Foreign	9,858	6,678	6,672

Current taxes	$24,389	$23,009	$16,680

Deferred Taxes

U.S. federal	$(4,791)	$(6,146)	$(4,815)
U.S. state and local	(379)	(477)	(1,062)
Foreign	432	564	175

Deferred taxes	$(4,738)	$(6,059)	$(5,702)

Provision for income taxes	$19,651	$16,950	$10,978

U.S. and foreign components of income before income taxes were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

U.S.	$62,886	$52,917	$47,837
Foreign	44,901	36,394	35,879

Income before income taxes	$107,787	$89,311	$83,716

Effective Tax Rate

The items accounting for the difference between income taxes computed at the U.S. federal statutory rate and our effective rate were as follows:

Year Ended June 30,	2024	2023	2022

Federal statutory rate	21.0%	21.0%	21.0%
Effect of:
Foreign earnings taxed at lower rates	(1.4)%	(1.8)%	(1.3)%
Impact of intangible property transfers	0%	0%	(3.9)%
Foreign-derived intangible income deduction	(1.1)%	(1.3)%	(1.1)%
State income taxes, net of federal benefit	1.5%	1.6%	1.4%
Research and development credit	(1.1)%	(1.1)%	(0.9)%
Excess tax benefits relating to stock-based compensation	(1.1)%	(0.7)%	(1.9)%
Interest, net	1.1%	0.8%	0.5%
Other reconciling items, net	(0.7)%	0.5%	(0.7)%

Effective rate	18.2%	19.0%	13.1%

In the first quarter of fiscal year 2022, we transferred certain intangible properties from our Puerto Rico subsidiary to the U.S. The transfer of intangible properties resulted in a $3.3 billion net income tax benefit in the first quarter of fiscal year 2022, as the value of future U.S. tax deductions exceeded the current tax liability from the U.S. global intangible low-taxed income (“GILTI”) tax.

PART II

Item 8

The decrease from the federal statutory rate in fiscal year 2024 and 2023 is primarily due to earnings taxed at lower rates in foreign jurisdictions resulting from producing and distributing our products and services through our foreign regional operations center in Ireland. The decrease from the federal statutory rate in fiscal year 2022 is primarily due to the net income tax benefit related to the transfer of intangible properties, earnings taxed at lower rates in foreign jurisdictions resulting from producing and distributing our products and services through our foreign regional operations center in Ireland, and tax benefits relating to stock-based compensation. In fiscal years 2024 and 2023, our foreign regional operating center in Ireland, which is taxed at a rate lower than the U.S. rate, generated 83% and 81% of our foreign income before tax. In fiscal year 2022, our foreign regional operating centers in Ireland and Puerto Rico, which are taxed at rates lower than the U.S. rate, generated 71% of our foreign income before tax. Other reconciling items, net consists primarily of tax credits and GILTI tax, and in fiscal year 2024, includes tax benefits from tax law changes. In fiscal year 2024, tax benefits from tax law changes primarily relates to the issuance of Notice 2023-55 and Notice 2023-80 by the Internal Revenue Service (“IRS”) and U.S. Treasury Department. Notice 2023-55, issued in the first quarter of fiscal year 2024, delayed the effective date of final foreign tax credit regulations to fiscal year 2024 for Microsoft. Notice 2023-80, issued in the second quarter of fiscal year 2024, further delayed the effective date of final foreign tax credit regulations indefinitely. In fiscal years 2024, 2023, and 2022, there were no individually significant other reconciling items.

The decrease in our effective tax rate for fiscal year 2024 compared to fiscal year 2023 was primarily due to tax benefits from tax law changes, including the delay of the effective date of final foreign tax credit regulations. The increase in our effective tax rate for fiscal year 2023 compared to fiscal year 2022 was primarily due to a $3.3 billion net income tax benefit in the first quarter of fiscal year 2022 related to the transfer of intangible properties and a decrease in tax benefits relating to stock-based compensation.

The components of the deferred income tax assets and liabilities were as follows:

(In millions)

June 30,	2024	2023

Deferred Income Tax Assets

Stock-based compensation expense	$765	$681
Accruals, reserves, and other expenses	4,381	3,131
Loss and credit carryforwards	1,741	1,441
Amortization	4,159	9,440
Leasing liabilities	6,504	5,041
Unearned revenue	3,717	3,296
Book/tax basis differences in investments and debt	9	373
Capitalized research and development	11,442	6,958
Other	426	489

Deferred income tax assets	33,144	30,850
Less valuation allowance	(1,045)	(939)

Deferred income tax assets, net of valuation allowance	$32,099	$29,911

Deferred Income Tax Liabilities

Leasing assets	$(6,503)	$(4,680)
Depreciation	(3,940)	(2,674)
Deferred tax on foreign earnings	(1,837)	(2,738)
Other	(167)	(89)

Deferred income tax liabilities	$(12,447)	$(10,181)

Net deferred income tax assets	$19,652	$19,730

Reported As

Other long-term assets	$22,270	$20,163
Long-term deferred income tax liabilities	(2,618)	(433)

Net deferred income tax assets	$19,652	$19,730

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when the taxes are paid or recovered.

PART II

Item 8

As of June 30, 2024, we had federal, state, and foreign net operating loss carryforwards of $476 million, $899 million, and $2.6 billion, respectively. The federal and state net operating loss carryforwards have varying expiration dates ranging from fiscal year 2025 to 2044 or indefinite carryforward periods, if not utilized. The majority of our foreign net operating loss carryforwards do not expire. Certain acquired net operating loss carryforwards are subject to an annual limitation but are expected to be realized with the exception of those which have a valuation allowance. As of June 30, 2024, we had $456 million federal capital loss carryforwards for U.S. tax purposes from our acquisition of Nuance. The federal capital loss carryforwards are subject to an annual limitation and will expire in fiscal year 2025.

The valuation allowance disclosed in the table above relates to the foreign net operating loss carryforwards, federal capital loss carryforwards, and other net deferred tax assets that may not be realized.

Income taxes paid, net of refunds, were $23.4 billion, $23.1 billion, and $16.0 billion in fiscal years 2024, 2023, and 2022, respectively.

Uncertain Tax Positions

Gross unrecognized tax benefits related to uncertain tax positions as of June 30, 2024, 2023, and 2022, were $22.8 billion, $17.1 billion, and $15.6 billion, respectively, which were primarily included in long-term income taxes in our consolidated balance sheets. If recognized, the resulting tax benefit would affect our effective tax rates for fiscal years 2024, 2023, and 2022 by $19.6 billion, $14.4 billion, and $13.3 billion, respectively.

As of June 30, 2024, 2023, and 2022, we had accrued interest expense related to uncertain tax positions of $6.8 billion, $5.2 billion, and $4.3 billion, respectively, net of income tax benefits. The provision for income taxes for fiscal years 2024, 2023, and 2022 included interest expense related to uncertain tax positions of $1.5 billion, $918 million, and $36 million, respectively, net of income tax benefits.

The aggregate changes in the gross unrecognized tax benefits related to uncertain tax positions were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Beginning unrecognized tax benefits	$17,120	$15,593	$14,550
Decreases related to settlements	(76)	(329)	(317)
Increases for tax positions related to the current year	1,903	1,051	1,145
Increases for tax positions related to prior years (a)	4,289	870	461
Decreases for tax positions related to prior years	(464)	(60)	(246)
Decreases due to lapsed statutes of limitations	(12)	(5)	0

Ending unrecognized tax benefits	$22,760	$17,120	$15,593

(a)
Fiscal year 2024 includes unrecognized tax benefits of $3.4 billion related to the acquisition of Activision Blizzard. See Note 8 – Business Combinations for further information.

We remain under audit by the IRS for tax years 2014 to 2017. With respect to the audit for tax years 2004 to 2013, on September 26, 2023, we received Notices of Proposed Adjustment (“NOPAs”) from the IRS. The primary issues in the NOPAs relate to intercompany transfer pricing. In the NOPAs, the IRS is seeking an additional tax payment of $28.9 billion plus penalties and interest. As of June 30, 2024, we believe our allowances for income tax contingencies are adequate. We disagree with the proposed adjustments and will vigorously contest the NOPAs through the IRS’s administrative appeals office and, if necessary, judicial proceedings. We do not expect a final resolution of these issues in the next 12 months. Based on the information currently available, we do not anticipate a significant increase or decrease to our income tax contingencies for these issues within the next 12 months.

We are subject to income tax in many jurisdictions outside the U.S. Our operations in certain jurisdictions remain subject to examination for tax years 1996 to 2023, some of which are currently under audit by local tax authorities. The resolution of each of these audits is not expected to be material to our consolidated financial statements.

PART II

Item 8

NOTE 13 — UNEARNED REVENUE

Unearned revenue by segment was as follows:

(In millions)

June 30,	2024	2023

Productivity and Business Processes	$43,599	$38,983
Intelligent Cloud	13,683	13,162
More Personal Computing	2,902	1,668

Total	$60,184	$53,813

We have recast certain prior period amounts to conform to the way we internally manage and monitor our business. Refer to Note 1 – Accounting Policies for further information.

Changes in unearned revenue were as follows:

(In millions)

Year Ended June 30, 2024

Balance, beginning of period	$53,813
Deferral of revenue	148,701
Recognition of unearned revenue	(142,330)

Balance, end of period	$60,184

Revenue allocated to remaining performance obligations, which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods, was $275 billion as of June 30, 2024, of which $269 billion is related to the commercial portion of revenue. We expect to recognize approximately 45% of our total company remaining performance obligation revenue over the next 12 months and the remainder thereafter.

NOTE 14 — LEASES

We have operating and finance leases for datacenters, corporate offices, research and development facilities, Microsoft Experience Centers, and certain equipment. Our leases have remaining lease terms of less than 1 year to 17 years, some of which include options to extend the leases for up to 5 years, and some of which include options to terminate the leases within 1 year.

The components of lease expense were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Operating lease cost	$3,555	$2,875	$2,461

Finance lease cost:
Amortization of right-of-use assets	$1,800	$1,352	$980
Interest on lease liabilities	734	501	429

Total finance lease cost	$2,534	$1,853	$1,409

PART II

Item 8

Supplemental cash flow information related to leases was as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$3,550	$2,706	$2,368
Operating cash flows from finance leases	734	501	429
Financing cash flows from finance leases	1,286	1,056	896

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	6,703	3,514	5,268
Finance leases	11,633	3,128	4,234

Supplemental balance sheet information related to leases was as follows:

(In millions, except lease term and discount rate)

June 30,	2024	2023

Operating Leases

Operating lease right-of-use assets	$18,961	$14,346

Other current liabilities	$3,580	$2,409
Operating lease liabilities	15,497	12,728

Total operating lease liabilities	$19,077	$15,137

Finance Leases

Property and equipment, at cost	$32,248	$20,538
Accumulated depreciation	(6,386)	(4,647)

Property and equipment, net	$25,862	$15,891

Other current liabilities	$2,349	$1,197
Other long-term liabilities	24,796	15,870

Total finance lease liabilities	$27,145	$17,067

Weighted Average Remaining Lease Term

Operating leases	7 years	8 years
Finance leases	12 years	11 years

Weighted Average Discount Rate

Operating leases	3.3%	2.9%
Finance leases	3.9%	3.4%

The following table outlines maturities of our lease liabilities as of June 30, 2024:

(In millions)

Year Ending June 30,	Operating Leases	Finance Leases

2025	$4,124	$3,311
2026	3,549	3,021
2027	2,981	3,037
2028	2,405	3,026
2029	1,924	2,638
Thereafter	6,587	19,116

Total lease payments	21,570	34,149
Less imputed interest	(2,493)	(7,004)

Total	$19,077	$27,145

PART II

Item 8

As of June 30, 2024, we had additional operating and finance leases, primarily for datacenters, that had not yet commenced of $8.6 billion and $108.4 billion, respectively. These operating and finance leases will commence between fiscal year 2025 and fiscal year 2030 with lease terms of 1 year to 20 years.

NOTE 15 — CONTINGENCIES

U.S. Cell Phone Litigation

Microsoft Mobile Oy, a subsidiary of Microsoft, along with other handset manufacturers and network operators, is a defendant in 45 lawsuits filed in the Superior Court for the District of Columbia by individual plaintiffs who allege that radio emissions from cellular handsets caused their brain tumors and other adverse health effects. We assumed responsibility for these claims in our agreement to acquire Nokia’s Devices and Services business and have been substituted for the Nokia defendants. Twelve of these cases were consolidated for certain pre-trial proceedings; the remaining cases are stayed. In a separate 2009 decision, the Court of Appeals for the District of Columbia held that adverse health effect claims arising from the use of cellular handsets that operate within the U.S. Federal Communications Commission radio frequency emission guidelines (“FCC Guidelines”) are pre-empted by federal law. The plaintiffs allege that their handsets either operated outside the FCC Guidelines or were manufactured before the FCC Guidelines went into effect. The lawsuits also allege an industry-wide conspiracy to manipulate the science and testing around emission guidelines.

In 2013, the defendants in the consolidated cases moved to exclude the plaintiffs’ expert evidence of general causation on the basis of flawed scientific methodologies. In 2014, the trial court granted in part and denied in part the defendants’ motion to exclude the plaintiffs’ general causation experts. The defendants filed an interlocutory appeal to the District of Columbia Court of Appeals challenging the standard for evaluating expert scientific evidence. In October 2016, the Court of Appeals issued its decision adopting the standard advocated by the defendants and remanding the cases to the trial court for further proceedings under that standard. The plaintiffs have filed supplemental expert evidence, portions of which were stricken by the court. A hearing on general causation took place in September of 2022. In April of 2023, the court granted defendants’ motion to strike the testimony of plaintiffs’ experts that cell phones cause brain cancer and entered an order excluding all of plaintiffs’ experts from testifying. The parties agreed to a stipulated dismissal of the consolidated cases to allow plaintiffs to appeal the expert testimony order. Plaintiffs appealed the court’s order in August of 2023, and the parties have filed their briefs on the appeal. A hearing on the status of the stayed cases occurred in December of 2023. In July 2024, the court entered summary judgment in nine of the stayed cases on the grounds that plaintiffs had agreed to be bound by the general causation outcome in the consolidated cases.

Irish Data Protection Commission Matter

In 2018, the Irish Data Protection Commission (“IDPC”) began investigating a complaint against LinkedIn as to whether LinkedIn’s targeted advertising practices violated the recently implemented European Union General Data Protection Regulation (“GDPR”). Microsoft cooperated throughout the period of inquiry. In April 2023, the IDPC provided LinkedIn with a non-public preliminary draft decision alleging GDPR violations and proposing a fine. In July 2024, the IDPC provided LinkedIn with a revised non-public draft decision. There is no set timeline for the IDPC to issue a final decision, at which time Microsoft will consider its options to appeal.

Other Contingencies

We also are subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business. Although management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact in our consolidated financial statements, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

As of June 30, 2024, we accrued aggregate legal liabilities of $641 million. While we intend to defend these matters vigorously, adverse outcomes that we estimate could reach approximately $600 million in aggregate beyond recorded amounts are reasonably possible. Were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact in our consolidated financial statements for the period in which the effects become reasonably estimable.

PART II

Item 8

NOTE 16 — STOCKHOLDERS’ EQUITY

Shares Outstanding

Shares of common stock outstanding were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Balance, beginning of year	7,432	7,464	7,519
Issued	34	37	40
Repurchased	(32)	(69)	(95)

Balance, end of year	7,434	7,432	7,464

Share Repurchases

On September 18, 2019, our Board of Directors approved a share repurchase program authorizing up to $40.0 billion in share repurchases. This share repurchase program commenced in February 2020 and was completed in November 2021.

On September 14, 2021, our Board of Directors approved a share repurchase program authorizing up to $60.0 billion in share repurchases. This share repurchase program commenced in November 2021, following completion of the program approved on September 18, 2019, has no expiration date, and may be terminated at any time. As of June 30, 2024, $10.3 billion remained of this $60.0 billion share repurchase program.

We repurchased the following shares of common stock under the share repurchase programs:

(In millions)	Shares	Amount	Shares	Amount	Shares	Amount

Year Ended June 30,	2024		2023		2022

First Quarter	11	$3,560	17	$4,600	21	$6,200
Second Quarter	7	2,800	20	4,600	20	6,233
Third Quarter	7	2,800	18	4,600	26	7,800
Fourth Quarter	7	2,800	14	4,600	28	7,800

Total	32	$11,960	69	$18,400	95	$28,033

All repurchases were made using cash resources. Shares repurchased during the first quarter of fiscal year 2022 were under the share repurchase program approved on September 18, 2019. Shares repurchased during the second quarter of fiscal year 2022 were under the share repurchase programs approved on September 18, 2019 and September 14, 2021. All other shares repurchased were under the share repurchase program approved on September 14, 2021. The above table excludes shares repurchased to settle employee tax withholding related to the vesting of stock awards of $5.3 billion, $3.8 billion, and $4.7 billion for fiscal years 2024, 2023, and 2022, respectively.

PART II

Item 8

Dividends

Our Board of Directors declared the following dividends:

Declaration Date	Record Date	Payment Date	Dividend Per Share	Amount

Fiscal Year 2024				(In millions)

September 19, 2023	November 16, 2023	December 14, 2023	$0.75	$5,574
November 28, 2023	February 15, 2024	March 14, 2024	0.75	5,573
March 12, 2024	May 16, 2024	June 13, 2024	0.75	5,574
June 12, 2024	August 15, 2024	September 12, 2024	0.75	5,575

Total			$3.00	$22,296

Fiscal Year 2023

September 20, 2022	November 17, 2022	December 8, 2022	$0.68	$5,066
November 29, 2022	February 16, 2023	March 9, 2023	0.68	5,059
March 14, 2023	May 18, 2023	June 8, 2023	0.68	5,054
June 13, 2023	August 17, 2023	September 14, 2023	0.68	5,051

Total			$2.72	$20,230

The dividend declared on June 12, 2024 was included in other current liabilities as of June 30, 2024.

NOTE 17 — ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table summarizes the changes in accumulated other comprehensive income (loss) by component:

(In millions)

Year Ended June 30,	2024	2023	2022

Derivatives

Balance, beginning of period	$(27)	$(13)	$(19)
Unrealized gains (losses), net of tax of $(4), $9, and $(15)	(14)	34	(57)
Reclassification adjustments for (gains) losses included in other income (expense), net	48	(61)	79
Tax expense (benefit) included in provision for income taxes	(10)	13	(16)

Amounts reclassified from accumulated other comprehensive loss	38	(48)	63

Net change related to derivatives, net of tax of $6, $(4), and $1	24	(14)	6

Balance, end of period	$(3)	$(27)	$(13)

Investments

Balance, beginning of period	$(3,582)	$(2,138)	$3,222
Unrealized gains (losses), net of tax of $247, $(393), and $(1,440)	915	(1,523)	(5,405)
Reclassification adjustments for losses included in other income (expense), net	53	99	57
Tax benefit included in provision for income taxes	(11)	(20)	(12)

Amounts reclassified from accumulated other comprehensive loss	42	79	45

Net change related to investments, net of tax of $258, $(373), and $(1,428)	957	(1,444)	(5,360)

Balance, end of period	$(2,625)	$(3,582)	$(2,138)

Translation Adjustments and Other

Balance, beginning of period	$(2,734)	$(2,527)	$(1,381)
Translation adjustments and other, net of tax of $0, $0, and $0	(228)	(207)	(1,146)

Balance, end of period	$(2,962)	$(2,734)	$(2,527)

Accumulated other comprehensive loss, end of period	$(5,590)	$(6,343)	$(4,678)

PART II

Item 8

NOTE 18 — EMPLOYEE STOCK AND SAVINGS PLANS

We grant stock-based compensation to employees and directors. Awards that expire or are canceled without delivery of shares generally become available for issuance under the plans. We issue new shares of Microsoft common stock to satisfy vesting of awards granted under our stock plans. We also have an ESPP for all eligible employees.

Stock-based compensation expense and related income tax benefits were as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Stock-based compensation expense	$10,734	$9,611	$7,502
Income tax benefits related to stock-based compensation	1,826	1,651	1,293

Stock Plans

Stock awards entitle the holder to receive shares of Microsoft common stock as the award vests. Stock awards generally vest over a service period of four years or five years.

Executive Incentive Plan

Under the Executive Incentive Plan, the Compensation Committee approves stock awards to executive officers and certain senior executives. RSUs generally vest ratably over a service period of four years. PSUs generally vest over a performance period of three years. The number of shares the PSU holder receives is based on the extent to which the corresponding performance goals have been achieved.

Activity for All Stock Plans

The fair value of stock awards was estimated on the date of grant using the following assumptions:

Year ended June 30,	2024	2023	2022

Dividends per share (quarterly amounts)	$0.68 – 0.75	$0.62 – 0.68	$0.56 – 0.62
Interest rates	3.8% – 5.6%	2.0% – 5.4%	0.03% – 3.6%

During fiscal year 2024, the following activity occurred under our stock plans:

Shares		Weighted Average Grant-Date Fair Value

(In millions)

Stock Awards

Nonvested balance, beginning of year	96	$250.37
Granted (a)	41	339.46
Vested	(42)	246.71
Forfeited	(7)	270.59

Nonvested balance, end of year	88	$292.28

(a)
Includes 1 million of PSUs granted at target and performance adjustments above target levels for each of the fiscal years 2024, 2023, and 2022.

As of June 30, 2024, total unrecognized compensation costs related to stock awards were $20.3 billion. These costs are expected to be recognized over a weighted average period of three years. The weighted average grant-date fair value of stock awards granted was $339.46, $252.59, and $291.22 for fiscal years 2024, 2023, and 2022, respectively. The fair value of stock awards vested was $16.0 billion, $11.9 billion, and $14.1 billion, for fiscal years 2024, 2023, and 2022, respectively. As of June 30, 2024, an aggregate of 129 million shares were authorized for future grant under our stock plans.

PART II

Item 8

Employee Stock Purchase Plan

We have an ESPP for all eligible employees. Shares of our common stock may be purchased by employees at three-month intervals at 90% of the fair market value on the last trading day of each three-month period. Employees may purchase shares having a value not exceeding 15% of their gross compensation during an offering period.

Employees purchased the following shares during the periods presented:

(Shares in millions)

Year Ended June 30,	2024	2023	2022

Shares purchased	6	7	7
Average price per share	$339.46	$245.59	$259.55

As of June 30, 2024, 68 million shares of our common stock were reserved for future issuance through the ESPP.

Savings Plans

We have savings plans in the U.S. that qualify under Section 401(k) of the Internal Revenue Code, and a number of savings plans in international locations. Eligible U.S. employees may contribute a portion of their salary into the savings plans, subject to certain limitations. We match a portion of each dollar a participant contributes into the plans. Employer-funded retirement benefits for all plans were $1.7 billion, $1.6 billion, and $1.4 billion in fiscal years 2024, 2023, and 2022, respectively, and were expensed as contributed.

NOTE 19 — SEGMENT INFORMATION AND GEOGRAPHIC DATA

In its operation of the business, management, including our chief operating decision maker, who is also our Chief Executive Officer, reviews certain financial information, including segmented internal profit and loss statements prepared on a basis not consistent with GAAP. During the periods presented, we reported our financial performance based on the following segments: Productivity and Business Processes, Intelligent Cloud, and More Personal Computing.

We have recast certain previously reported amounts to conform to the way we internally manage and monitor our business. Refer to Note 1 – Accounting Policies of the Notes to Financial Statements for further discussion.

Our reportable segments are described below.

Productivity and Business Processes

Our Productivity and Business Processes segment consists of products and services in our portfolio of productivity, communication, and information services, spanning a variety of devices and platforms. This segment primarily comprises:

•
Microsoft 365 Commercial products and cloud services, including Microsoft 365 Commercial cloud, comprising Microsoft 365 Commercial, Enterprise Mobility + Security, the cloud portion of Windows Commercial, the per-user portion of Power BI, Exchange, SharePoint, Microsoft Teams, Microsoft 365 Security and Compliance, Microsoft Viva, and Microsoft 365 Copilot; and Microsoft 365 Commercial products, comprising Windows Commercial on-premises and Office licensed on-premises.
•
Microsoft 365 Consumer products and cloud services, including Microsoft 365 Consumer subscriptions, Office licensed on-premises, and other consumer services.
•
LinkedIn, including Talent Solutions, Marketing Solutions, Premium Subscriptions, and Sales Solutions.
•
Dynamics products and cloud services, including Dynamics 365, comprising a set of intelligent, cloud-based applications across ERP, CRM, Power Apps, and Power Automate; and on-premises ERP and CRM applications.

PART II

Item 8

Intelligent Cloud

Our Intelligent Cloud segment consists of our public, private, and hybrid server products and cloud services that can power modern business and developers. This segment primarily comprises:

•
Server products and cloud services, including Azure and other cloud services, comprising cloud and AI consumption-based services, GitHub cloud services, Nuance Healthcare cloud services, virtual desktop offerings, and other cloud services; and Server products, comprising SQL Server, Windows Server, Visual Studio, System Center, related Client Access Licenses (“CALs”), and other on-premises offerings.
•
Enterprise and partner services, including Enterprise Support Services, Industry Solutions, Nuance professional services, Microsoft Partner Network, and Learning Experience.

More Personal Computing

Our More Personal Computing segment consists of products and services that put customers at the center of the experience with our technology. This segment primarily comprises:

•
Windows and Devices, including Windows, comprising Windows OEM licensing (Windows Pro and non-Pro licenses sold through the OEM channel), Windows Internet of Things, and patent licensing; and Devices, comprising Surface, HoloLens, and PC accessories.
•
Gaming, including Xbox hardware and Xbox content and services, comprising first- and third-party content (including games and in-game content), Xbox Game Pass and other subscriptions, Xbox Cloud Gaming, advertising, third-party disc royalties, and other cloud services.
•
Search and news advertising, comprising Bing (including Copilot), Microsoft News, Microsoft Edge, and third-party affiliates.

Revenue and costs are generally directly attributed to our segments. However, due to the integrated structure of our business, certain revenue recognized and costs incurred by one segment may benefit other segments. Revenue from certain contracts is allocated among the segments based on the relative value of the underlying products and services, which can include allocation based on actual prices charged, prices when sold separately, or estimated costs plus a profit margin. Cost of revenue is allocated in certain cases based on a relative revenue methodology. Operating expenses that are allocated primarily include those relating to marketing of products and services from which multiple segments benefit and are generally allocated based on relative gross margin.

In addition, certain costs are incurred at a corporate level and allocated to our segments. These allocated costs generally include legal, including settlements and fines, information technology, human resources, finance, excise taxes, field selling, shared facilities services, customer service and support, and severance incurred as part of a corporate program. Each allocation is measured differently based on the specific facts and circumstances of the costs being allocated and is generally based on relative gross margin or relative headcount.

Segment revenue and operating income were as follows during the periods presented:

(In millions)

Year Ended June 30,	2024	2023	2022

Revenue

Productivity and Business Processes	$106,820	$94,151	$84,635
Intelligent Cloud	87,464	72,944	63,029
More Personal Computing	50,838	44,820	50,606

Total	$245,122	$211,915	$198,270

Operating Income

Productivity and Business Processes	$59,661	$50,074	$43,163
Intelligent Cloud	37,813	28,411	25,810
More Personal Computing	11,959	10,038	14,410

Total	$109,433	$88,523	$83,383

PART II

Item 8

No sales to an individual customer or country other than the United States accounted for more than 10% of revenue for fiscal years 2024, 2023, or 2022. Revenue, classified by the major geographic areas in which our customers were located, was as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

United States (a)	$124,704	$106,744	$100,218
Other countries	120,418	105,171	98,052

Total	$245,122	$211,915	$198,270

(a)
Includes billings to OEMs and certain multinational organizations because of the nature of these businesses and the impracticability of determining the geographic source of the revenue.

Revenue, classified by significant product and service offerings, was as follows:

(In millions)

Year Ended June 30,	2024	2023	2022

Server products and cloud services	$79,828	$65,007	$55,414
Microsoft 365 Commercial products and cloud services	76,969	66,949	59,926
Gaming	21,503	15,466	16,230
Windows and Devices	17,026	17,147	22,628
LinkedIn	16,372	14,989	13,631
Search and news advertising	12,306	12,125	11,526
Enterprise and partner services	7,594	7,900	7,605
Dynamics products and cloud services	6,831	5,796	4,800
Microsoft 365 Consumer products and cloud services	6,648	6,417	6,277
Other	45	119	233

Total	$245,122	$211,915	$198,270

Our Microsoft Cloud revenue, which includes Microsoft 365 Commercial cloud, Azure and other cloud services, the commercial portion of LinkedIn, and Dynamics 365, was $137.7 billion, $111.6 billion, and $91.4 billion in fiscal years 2024, 2023, and 2022, respectively. These amounts are primarily included in Microsoft 365 Commercial products and cloud services, Server products and cloud services, LinkedIn, and Dynamics products and cloud services in the table above.

Assets are not allocated to segments for internal reporting presentations. A portion of amortization and depreciation is included with various other costs in an overhead allocation to each segment. It is impracticable for us to separately identify the amount of amortization and depreciation by segment that is included in the measure of segment profit or loss.

Long-lived assets, excluding financial instruments and tax assets, classified by the location of the controlling statutory company and with countries over 10% of the total shown separately, were as follows:

(In millions)

June 30,	2024	2023	2022

United States	$186,106	$114,380	$106,430
Other countries	115,263	72,859	59,938

Total	$301,369	$187,239	$166,368

PART II

Item 8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Microsoft Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Microsoft Corporation and subsidiaries (the "Company") as of June 30, 2024 and 2023, the related consolidated statements of income, comprehensive income, cash flows, and stockholders' equity, for each of the three years in the period ended June 30, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of June 30, 2024, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated July 30, 2024, not presented herein, expressed an unqualified opinion on the Company's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Refer to Note 1 to the financial statements

Critical Audit Matter Description

The Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company offers customers the ability to acquire multiple licenses of software products and services, including cloud-based services, in its customer agreements through its volume licensing programs.

PART II

Item 8

Significant judgment is exercised by the Company in determining revenue recognition for certain customer agreements, and includes the following:

•
Determination of whether products and services are considered distinct performance obligations that should be accounted for separately versus together, such as software licenses and related services that are sold with cloud-based services.
•
The pattern of delivery (i.e., timing of when revenue is recognized) for each distinct performance obligation.
•
Identification and treatment of contract terms that may impact the timing and amount of revenue recognized (e.g., variable consideration, optional purchases, and free services).
•
Determination of stand-alone selling prices for each distinct performance obligation and for products and services that are not sold separately.

Given these factors and due to the volume of transactions, the related audit effort in evaluating management's judgments in determining revenue recognition for certain customer agreements was extensive and required a high degree of auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company's revenue recognition for certain customer agreements included the following:

•
We tested the effectiveness of controls related to the identification of distinct performance obligations, the determination of the timing of revenue recognition, and the estimation of variable consideration.
•
We evaluated management's significant accounting policies related to certain customer agreements for reasonableness.
•
We selected a sample of customer agreements and performed the following procedures:
-
Obtained and read contract source documents for each selection, including master agreements, and other documents that were part of the agreement.
-
Tested management's identification and treatment of contract terms.
-
Assessed the terms in the customer agreement and evaluated the appropriateness of management's application of their accounting policies, along with their use of estimates, in the determination of revenue recognition conclusions.
•
We evaluated the reasonableness of management's estimate of stand-alone selling prices for products and services that are not sold separately.
•
We tested the mathematical accuracy of management's calculations of revenue and the associated timing of revenue recognized in the financial statements.

Income Taxes – Uncertain Tax Positions – Refer to Note 12 to the financial statements

Critical Audit Matter Description

The Company's long-term income taxes liability includes uncertain tax positions related to transfer pricing issues that remain unresolved with the Internal Revenue Service ("IRS"). The Company remains under IRS audit, or subject to IRS audit, for tax years subsequent to 2003. In the current fiscal year, the Company received Notices of Proposed Adjustments (“NOPAs”) for the tax years 2004 to 2013, primarily related to intercompany transfer pricing. While the Company has settled a portion of the IRS audits, resolution of the remaining matters could have a material impact on the Company's financial statements.

PART II

Item 8

Conclusions on recognizing and measuring uncertain tax positions involve significant estimates and management judgment and include complex considerations of the Internal Revenue Code, related regulations, tax case laws, and prior-year audit settlements. Given the complexity and the subjective nature of certain transfer pricing issues that remain unresolved with the IRS, evaluating management's estimates relating to their determination of uncertain tax positions required extensive audit effort and a high degree of auditor judgment, including involvement of our tax specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures to evaluate management's estimates of uncertain tax positions related to unresolved transfer pricing issues included the following:

•
We evaluated the appropriateness and consistency of management's methods and assumptions used in the identification, recognition, measurement, and disclosure of uncertain tax positions, which included testing the effectiveness of the related internal controls.
•
We read and evaluated management's documentation, including relevant accounting policies and information obtained by management from outside tax specialists, that detailed the basis of the uncertain tax positions.
•
We tested the reasonableness of management's judgments regarding the future resolution of the uncertain tax positions, including an evaluation of the technical merits of the uncertain tax positions.
•
For those uncertain tax positions that had not been effectively settled, we evaluated whether management had appropriately considered new information, including the NOPAs received in the current fiscal year, that could significantly change the recognition, measurement, or disclosure of the uncertain tax positions.
•
We evaluated the reasonableness of management's estimates by considering how tax law, including statutes, regulations, and case law, impacted management's judgments.

Business Combinations – Estimate for Valuation of Acquired Intangible Assets – Refer to Note 8 to the financial statements

Critical Audit Matter Description

On October 13, 2023, the Company completed the acquisition of Activision Blizzard, Inc. The Company accounted for the Activision Blizzard, Inc., acquisition as a business combination and, accordingly, allocated the purchase price to the assets acquired and liabilities assumed based on their respective estimated fair values as of the date of acquisition. Identifiable intangible assets acquired included marketing-related intangible assets, technology-based intangible assets, and customer-related intangible assets. The excess of the purchase consideration over the fair value of identifiable assets acquired and liabilities assumed was recorded as goodwill.

We identified the fair value determination of certain marketing-related and technology-based intangible assets for the business combination as a critical audit matter due to the significant judgment required in determining their estimated fair values. Management’s estimates of fair value included assumptions for revenue and expense forecasts and the selection of appropriate discount rates. There was a high degree of auditor judgment and subjectivity in applying audit procedures and evaluating the significant assumptions relating to the estimates, including involvement of our fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s estimates of the fair value of certain marketing-related and technology-based intangible assets acquired included the following, among others:

•
We tested the operating effectiveness of internal controls over the business combination, including internal controls over the revenue and expense forecasts and the selection of appropriate discount rates.
•
We assessed the knowledge, skills, abilities, and objectivity of management’s valuation specialist and evaluated the work performed.

PART II

Item 8

•
When assessing the reasonableness of assumptions related to forecasted revenue and expenses, we evaluated whether the assumptions used were reasonable considering historical financial information of Activision Blizzard, Inc., and the Company’s forecasted financial information.
•
With the assistance of our fair value specialists, we evaluated the reasonableness of the discount rates by:
-
Testing the source information underlying the discount rates and testing the mathematical accuracy of the calculations.
-
Developing a range of independent estimates and comparing those to the discount rates selected by management.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

July 30, 2024

(December 3, 2024 as to the effects of the retrospective adjustments in Notes 1, 8, 9, 13, and 19)

We have served as the Company's auditor since 1983.